Filed Pursuant to Rule 424(b)(5)

Registration No. 333-184591

PROSPECTUS SUPPLEMENT NO. 1

(To Prospectus dated January 25, 2013)

$8,772,165

Common Stock

In accordance with the terms of the Common Stock Purchase Agreement between us and Aspire Capital Fund, LLC (“Aspire Capital”) entered into on July 16, 2012, we may offer and sell shares of our common stock having an aggregate offering price of up to $11,300,000 from time to time to Aspire Capital. Of that amount, we have offered and sold shares of common stock with an aggregate offering price of $2,527,835 as of the date of this prospectus supplement pursuant to an expired Registration Statement on Form S-3 (File No. 333-162609) initially filed on October 21, 2009, and a prospectus supplement dated July 17, 2012. Pursuant to this prospectus supplement and the accompanying prospectus, we are offering up to the additional $8,772,165 of our common stock, par value $0.001, to Aspire Capital available under the Common Stock Purchase Agreement (the “Remaining Purchase Shares”).

The purchase price for the Remaining Purchase Shares of stock will be based upon one of two formulas, depending on the type of purchase notice we present to Aspire Capital.  The purchase price for our stock sold pursuant to a regular purchase notice will be the lower of (i) the lowest sale price on the date of sale and (ii) the arithmetic average of the three lowest closing sale prices for our common stock during the 12 consecutive business days ending on the business day immediately preceding the date of sale.  The purchase price for our stock sold pursuant to a volume-weighted average price purchase notice will be the lower of (i) the closing sale price on the date of sale and (ii) 95% of the volume-weighted average price for our common stock traded on the NASDAQ Capital Market for the purchase date (or (a) if trading volume exceeds a certain limit as specified in the Common Stock Purchase Agreement or (b) if the sale price of the common stock falls below a certain threshold as specified in the Common Stock Purchase Agreement, the purchase price will be 95% of the volume-weighted average price for the trading volume up to such time).

Our common stock trades on the NASDAQ Capital Market under the symbol “TXCC”.  On January 23, 2013, the last reported sale price of our common stock on the NASDAQ Capital Market was $0.96 per share.

Pursuant to General Instruction I.B.6 of Form S-3, in no event will we sell securities with a value exceeding more than one-third of the aggregate market value of the voting and non-voting common equity held by non-affiliates in any 12-month period so long as the value of such common equity remains below $75 million. The aggregate market value of our outstanding voting and non-voting common equity held by non-affiliates as calculated pursuant to General Instruction I.B.6 is $33,703,608, based on the average of the bid and asked prices of such common equity in the principal market for such common equity as of a date within 60 days prior to the date hereof. During the 12 calendar months prior to and including the date of this prospectus supplement, we have not sold any securities pursuant to General Instruction I.B.6 of Form S-3.

Investing in our securities involves a high degree of risk.  Please carefully read and consider the information described under “Risk Factors” beginning on page S-11 of this prospectus supplement and page 4 of the accompanying prospectus before making an investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus.  Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is January 29, 2013

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We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The distribution of this prospectus supplement and the accompanying prospectus and the offering of the common stock in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus supplement and the accompanying prospectus must inform themselves about, and observe any restrictions relating to, the offering of the common stock and the distribution of this prospectus supplement and the accompanying prospectus outside the United States. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus supplement and the accompanying prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference herein and therein, in making your investment decision. You should rely only on the information contained in, or incorporated by reference in, this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus supplement and the accompanying prospectus may be used only where it is legal to sell these securities. You should not assume that the information that appears in this prospectus supplement, the accompanying prospectus and any document incorporated by reference is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since the date of such information. You should also read and consider the information in the documents we have referred you to in the section entitled “Where You Can Find More Information.”

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ABOUT THIS PROSPECTUS SUPPLEMENT

We have filed with the United States Securities and Exchange Commission, or the SEC, a registration statement on Form S-3 utilizing a shelf registration process relating to the securities described in this prospectus supplement, which registration statement was declared effective by the SEC on January 25, 2013. Under this shelf registration process, we may, from time to time, sell up to $20 million in the aggregate of common stock, preferred stock, warrants, debt securities and units.

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of our common stock and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus, which provides more general information, some of which may not apply to the securities offered by this prospectus supplement. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or any document incorporated by reference therein filed prior to the date of this prospectus supplement, on the other hand, you should rely on the information in this prospectus supplement. If any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document filed after the date of this prospectus supplement and incorporated by reference in this prospectus supplement and the accompanying prospectus—the statement in the document having the later date modifies or supersedes the earlier statement.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference in the accompanying prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

Unless stated otherwise or the context requires otherwise, references in this prospectus supplement and the accompanying prospectus to “TranSwitch,” “we,” “us,” or “our” refer to TranSwitch Corporation.

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IMPORTANT INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents we incorporate by reference herein and therein contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and Section 27A of the Securities Act. For purposes of these statutes, any statement that is not a statement of historical fact may be deemed a forward-looking statement.

In addition, we and our management may make other written or oral communications from time to time that contain forward-looking statements. Statements containing the words “believes,” “anticipates,” “estimates,” “plans,” “expects,” “intends,” “may,” “projects,” “will,” “would” and similar expressions may be forward-looking statements. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. There are a number of important factors that could cause our actual results to differ materially from those indicated by these forward-looking statements, including the factors referred to below under the caption “Risk Factors.” These important factors include the factors that we identify in the documents we incorporate by reference in this prospectus supplement and the accompanying prospectus. You should read these factors and the other cautionary statements made in this prospectus supplement, the accompanying prospectus and in the documents we incorporate by reference herein and therein as being applicable to all related forward-looking statements wherever they appear in this prospectus supplement, the accompanying prospectus or in the documents incorporated by reference. We do not assume any obligation to update any forward-looking statements made by us.

You should read this prospectus supplement, the accompanying prospectus and the documents that we incorporate by reference herein and therein completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of the information presented in this prospectus supplement and the accompanying prospectus, and particularly our forward-looking statements, by these cautionary statements.

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SUMMARY INFORMATION

This summary highlights selected information about us, this offering and information appearing elsewhere in this prospectus supplement and in the accompanying prospectus and in the documents we incorporate by reference herein and therein. This summary is not complete and does not contain all of the information that you should consider before investing in our common stock. After you read this summary, to fully understand this offering and its consequences to you, you should read and consider carefully the more detailed information and financial statements and related notes that we include in and incorporate by reference into this prospectus supplement and the accompanying prospectus, especially the section entitled “Risk Factors.” If you invest in our securities, you are assuming a high degree of risk.

TranSwitch Corporation

General

TranSwitch provides innovative integrated circuit (IC) and intellectual property (IP) solutions that deliver core functionality for video, voice, and data communications equipment for the customer premises and network infrastructure markets.  For the customer premises market, we offer multi-standard, high-speed interconnect solutions enabling the distribution and presentation of high-definition (HD) video and data content for consumer electronics applications.

High-speed interconnect solutions include HDMI, Displayport and Ethernet IP cores and our recently introduced product family HDplay, which incorporates our proprietary HDP technology. Our HDP technology combines HDMI 1.4 and Displayport 1.1 and supports either standard with a single connector. The applications for this product include projectors, AVR systems and monitors. Our interoperable connectivity solutions are sold to original equipment manufacturers (OEMs) for use in consumer electronics and our licensees have included Samsung, Intel, Texas Instruments, IBM, NEC, TSMC and many others.

For the network infrastructure market, we provide integrated multi-core network processor system-on-a-chip solutions for fixed, 3G and 4G mobile, VoIP and multimedia applications. Network infrastructure processing equipment includes multi-media processing engines to address multiple carrier segments such as wireline and wireless gateways, session border controllers, media resource functions, multi-service access nodes, passive optical network multi-dwelling units and translation gateways.  Enterprise applications include VoIP private branch exchanges. Communication network premises equipment includes IP multimedia subsystem and Voice over LTE capable 4G/LTE fixed wireless gateways, residential gateway routers, small office, home office routers and secure VoIP private branch exchanges. We have developed and maintained a broad intellectual property portfolio and have leveraged such portfolio by licensing software and selling patents.

TranSwitch Corporation is a Delaware corporation incorporated on April 26, 1988. Our principal executive offices are located at 3 Enterprise Drive, Shelton CT 06484, and our telephone number at that location is (203) 929-8810. Our Internet address is  www.transwitch.com.  The information on our web site is not incorporated by reference into this prospectus and should not be considered to be part of this prospectus.

Liquidity and Capital Resources

Over the past several years, we have incurred significant operating losses and have used cash in our operating activities. Operating losses have resulted from inadequate sales levels for our cost structure. As of September 30, 2012, we had negative working capital of approximately $4.1 million. In addition, we had outstanding indebtedness to Bridge Bank under our credit facility of $0.9 million.

As of September 30, 2012, and December 31, 2011, we had total cash, cash equivalents, restricted cash and investment balances of approximately $1.6 million and $7.6 million, respectively. This cash, our credit facility and issuances of our common stock, par value $0.001 per share (“Common Stock”), are our primary sources of liquidity, as we are not currently generating any significant positive cash flow from our operations.

However, as described more fully below, to meet our near-term obligations, we have reduced operating expenses, raised cash through the licensing of our intellectual property, entered into an arrangement to actively market our telecommunications patent portfolio, accelerated certain revenues by issuing last time buy announcements, and issued equity. We are relying on these sources of cash while the sales of our new product lines begin to ramp up. We anticipate generating sufficient cash to meet our short-term obligations until such time as new products generate sufficient revenues for our cost structure.

Nonetheless, our current forecast projects that, absent such improved operating performance or an infusion of capital, we will be unable to meet our current obligations through September 30, 2013. These conditions raise substantial doubt about our ability to continue as a going concern.

As referenced above, our near-term plan to improve our financial condition and meet our obligations is as follows:

1.	Reduce Operating Expenses: During the third quarter of 2012, we effectuated a restructuring eliminating all future research and development expenditures for our telecom product lines, reducing operating expenses from $7.5 million in the second quarter of 2012 to $6.0 million in third quarter of 2012. Expense savings are expected to be approximately $2 million per quarter. All product and software development programs related to our telecom product lines were cancelled and we redeployed all remaining research and development resources in India and Israel to our interoperable connectivity solutions for consumer electronic and personal computer markets. Further reductions in operating expenses are planned for the first quarter.
2.	Software Licensing: We are now licensing the software embedded in our voice-over-IP gateway products. We will continue to offer our telecom products for the foreseeable future but will not make any future software enhancements for the software embedded in our communications processor and media system-on-a-chip product lines. Our customers will have the opportunity to license the applicable software if they would like to make further enhancements. On December 5, 2012, we announced the completion of two licensing agreements with major network equipment OEMs for a combined amount of approximately $4 million. As of January 25, 2013, we have collected approximately $2.6 million related to such agreements. We expect to collect the remainder no later than the end of the second quarter of 2013. We are in active discussions with a number of other customers to license this software.
3.	Patent Sales: We plan to monetize our telecom patent portfolio. We have a patent portfolio of fundamental and pervasive technologies that are implemented in semiconductors, network devices and cloud services. The portfolio’s inventions improve the performance, quality and reliability of audio, video and multimedia–intensive digital communications network and devices. We announced on August 1, 2012, that we retained a leading patent broker to sell this portfolio. We are in the process of actively marketing these patents and we expect to raise several million dollars in the coming quarters.
4.	Acceleration of Telecom Product Revenue: To further lower our operating costs and increase product sales in the short-term, we issued last time buy announcements to a number of our customers of lower volume product lines that have reached their maturity, which afford our customers the opportunity to purchase products to complete their production before our products are discontinued.
5.	Equity Issuances: To the extent that the above mentioned plans do not yield sufficient capital to meet our near-tern liquidly needs, we plan to issue equity. As further described herein, we entered into a common stock purchase agreement with Aspire Capital. Aspire Capital has committed to purchase up to $11 million of our Common Stock over the two-year period beginning in July of 2012 at prices based on the market price at the time of each sale. We may also consider other issuances of equity from time to time.

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On March 12, 2010, we entered into a credit facility agreement with Bridge Bank N.A., a subsidiary of Bridge Capital Holdings. The facility allows for borrowings up to the lower of $5.0 million or 80% of our outstanding eligible accounts receivable as determined by Bridge Bank N.A. This agreement was amended and restated on April 4, 2011, and matures on April 4, 2013. The agreement bears interest at the higher of (i) the lender’s prime rate plus 2.0 percent or (ii) 5.25 percent, plus the payment of certain fees and expenses. At September 30, 2012, we had $0.9 million in outstanding borrowings under this facility, which was the total amount available. During the third quarter 2012, we were not in compliance with a financial covenant under this credit facility. Bridge Bank agreed to waive this event of default and our noncompliance with this covenant. We were in compliance with this financial covenant as of September 30, 2012 and all subsequent measurement periods.

As further described herein, on July 16, 2012, we entered into a Common Stock Purchase Agreement (the “Purchase Agreement”) with Aspire Capital to purchase up to an aggregate of $11 million of shares of our Common Stock over the two-year term of such agreement. A description of the terms and conditions of the offering to Aspire Capital is set forth below.

On May 8, 2012, we entered into a Securities Purchase Agreement dated May 8, 2012 (the “Investor Purchase Agreement”) with certain purchasers to sell 1,315,000 shares of Common Stock for gross proceeds of approximately $2,445,900 (the “Investor Offering”). The purchase price for each share of Common Stock in the Investor Offering was $1.86. On May 8, 2012, we also entered into a Securities Purchase Agreement dated May 8, 2012 (the “Director and Officer Purchase Agreement”) with certain of the Company’s directors and officers to sell up to 161,150 shares of Common Stock for gross proceeds of approximately $333,580 (the “Director and Officer Offering” and together with the Investor Offering, the “Registered Direct Offering”). The purchase price for each share of Common Stock in the Director and Officer Offering was $2.07. The net proceeds to us from the Registered Direct Offering, after deducting our offering expenses, were approximately $2.7 million.

There are risks associated with our ability to execute our current operating plan, including the current economic environment in which we operate. Therefore, there can be no assurance that we will be able to satisfy our obligations, or achieve the operating improvements as contemplated by the current operating plan. If we are unable to execute this plan, we will need to find additional sources of cash not contemplated by the current operating plan and/or raise additional capital to sustain continuing operations as currently contemplated. There can be no assurance that the additional funding sources will be available to us at favorable rates or at all. If we cannot maintain compliance with our covenant requirements on our bank financing facility or cannot obtain appropriate waivers and modifications, the lenders may call the debt. If the debt is called, we would need to obtain new financing and there can be no assurance that we will be able to do so. If we are unable to achieve our operating plan and maintain compliance with our loan covenants and our debt is called, we will not be able to continue as a going concern. The condensed consolidated financial statements in our most recent Form 10-Q for the quarter ended September 30, 2012, which are incorporated herein by reference, do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

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THE OFFERING

On July 16, 2012, we entered into a Common Stock Purchase Agreement (the “Purchase Agreement”) with Aspire Capital Fund, LLC, an Illinois limited liability company (“Aspire Capital”), which provides that, upon the terms and subject to the conditions and limitations set forth therein, Aspire Capital is committed to purchase up to an aggregate of $11 million of our shares of common stock (the “Purchase Shares”) from time to time over the term of the Purchase Agreement.  A copy of the Purchase Agreement was filed with the SEC as Exhibit 10.1 to our Current Report on Form 8-K, filed July 17, 2012. As consideration for entering into the Purchase Agreement, we agreed to issue 297,030 shares of our common stock to Aspire Capital (collectively, the “Commitment Shares”). As of the date hereof, $8,772,165 of our shares of common stock remains unsold under the Purchase Agreement (the “Remaining Purchase Shares”).

We are filing this prospectus supplement with regard to the Remaining Purchase Shares that we may sell to Aspire Capital pursuant to the Purchase Agreement.  Under the Purchase Agreement, we have the right but not the obligation to direct Aspire Capital to purchase up to 50,000 shares of common stock per business day at a purchase price calculated by reference to the prevailing market price of our common stock.  We may mutually agree with Aspire Capital to increase the number of shares that can be sold per business day to as much as an additional 1,000,000 shares per business day.

We initially offered and sold 990,099 Purchase Shares (the “Initial Purchase Shares”) to Aspire Capital upon execution of the Purchase Agreement for the purchase price of $1,000,000. Thereafter, on any business day on which the closing sale price of our common stock equals or exceeds $0.75 per share, through July 16, 2014, we have the right, in our sole discretion, to present Aspire Capital with a purchase notice (each, a “Purchase Notice”) directing Aspire Capital to purchase up to 50,000 Purchase Shares per business day; however, no sale pursuant to such Purchase Notice may exceed five hundred thousand dollars ($500,000) per business day, unless we and Aspire Capital mutually agree.  We and Aspire Capital also may mutually agree to increase the number of shares that may be sold per business day to as much as an additional 1,000,000 shares per business day.  The purchase price per Purchase Share (the “Purchase Price”) is the lower of:

•	the lowest sale price for the common stock on the date of sale; and

•	the arithmetic average of the three lowest closing sale prices for the common stock during the 12 consecutive business days ending on the business day immediately preceding the purchase date of such Purchase Shares.

In addition, on any date on which we submit a 50,000 share Purchase Notice to Aspire Capital, we also have the right, in our sole discretion, to present Aspire Capital with a volume-weighted average price purchase notice (each, a “VWAP Purchase Notice”) directing Aspire Capital to purchase a number of shares of our common stock equal to a percentage (not to exceed 15%) of the aggregate number of our shares traded on the NASDAQ Capital Market on the next business day (the “VWAP Purchase Date”).  The VWAP Purchase Notice will also contain the number of shares Aspire Capital will be required to purchase.  The purchase price per Purchase Share pursuant to such VWAP Purchase Notice (the “VWAP Purchase Price”) is the lower of:

•	the closing sale price on the date of sale; and

•	95% of the volume-weighted average price for our common stock traded on the NASDAQ Capital Market for the purchase date, subject to the VWAP Purchase Share Volume Maximum and the VWAP Minimum Price Threshold (both defined below).

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There are no trading volume requirements or restrictions under the Purchase Agreement, and we will control the timing and amount of any sales of our common stock to Aspire Capital.  Aspire Capital has no right to require any sales by us, but is obligated to make purchases from us as we direct in accordance with the Purchase Agreement.  There are no limitations on use of proceeds, financial or business covenants, restrictions on future fundings, rights of first refusal, participation rights, penalties or liquidated damages in the Purchase Agreement. We did not pay any additional amounts to reimburse or otherwise compensate Aspire Capital in connection with the transaction.  The Purchase Agreement may be terminated by us at any time, at our discretion, without any penalty or cost to us.

As of January 23, 2013, there were 36,200,325 shares of our common stock outstanding excluding the Remaining Purchase Shares offered to Aspire Capital under the Purchase Agreement.  If all of the Remaining Purchase Shares offered hereby were issued and outstanding as of the date hereof (which disregards, for purposes of this calculation, the potential application of the 19.99% Exchange Cap limitation described below), 9,137,672 shares would be issued under the Purchase Agreement (assuming a purchase price of $0.96 per Purchase Share, the closing price of our common stock on January 23, 2013, for all Remaining Purchase Shares) and would represent approximately 20% of the total common stock outstanding as of the date hereof.  The number of shares of our common stock ultimately offered for sale to Aspire Capital is dependent upon the number of shares we elect to sell to Aspire Capital under the Purchase Agreement.

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USE OF PROCEEDS

Except as we may otherwise provide in any free writing prospectus that we authorize to be provided to you, we currently intend to use the net proceeds that we may receive from time to time from the sale of our common stock hereunder for product development, working capital and other general corporate purposes.

We have not determined the amounts we plan to spend on any of the areas indicated above or the timing of these expenditures. As a result, our management will have broad discretion to allocate the net proceeds from this offering. Pending the application of the net proceeds, we intend to invest the net proceeds in high-quality, short-term, interest-bearing securities.

DESCRIPTION OF THE SECURITIES WE ARE OFFERING

The following summary of the terms of our common stock is subject to and qualified in its entirety by reference to our Amended and Restated Certificate of Incorporation, as amended, our Second Amended and Restated Bylaws, the Delaware General Corporation Law and the documents that we have incorporated by reference, copies of which are on file with the SEC as exhibits to previous SEC filings. This summary may not contain all the information that is important to you.  Please refer to “Where You Can Find Additional Information” below for directions on obtaining these documents.

We have authority to issue 47,625,000 shares of stock: 47,500,000 shares of common stock par value of $0.001 per share and 125,000 shares of preferred stock par value of $0.001 per share.  As of January 23, 2013, we had 36,200,325 shares of common stock outstanding.

Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available for payment of dividends, as the board may from time to time determine. Each stockholder is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. Our certificate of incorporation does not provide for cumulative voting for the election of directors, which means that the election of directors shall be determined by a plurality of the votes cast. Shares of common stock do not have any preemptive rights and are not subject to conversion or redemption. Each outstanding share of common stock offered by this prospectus supplement will, when issued, be fully paid and nonassessable.  Upon the liquidation, dissolution or winding-up of our company, the holders of outstanding shares of common stock will be entitled to share in all assets remaining after payment of all liabilities and the liquidation preferences of any outstanding preferred stock.

Rights Plan

In connection with the expiration of a rights agreement dated as of October 1, 2001, as amended, and the expiration of the associated rights issued thereunder as of October 1, 2011, our board of directors approved the execution of a new rights agreement effective October 3, 2011. In connection with the implementation of the new rights agreement, our board of directors declared a dividend of one preferred share purchase right for each outstanding share of common stock outstanding on October 3, 2011 to the stockholders of record on that date. Each right entitles the registered holder to purchase from us one one-thousandth of a share of Series B Junior Participating Preferred Stock, par value $0.01 per share, at a price of $20.00 per one one-thousandth of a share of such preferred stock, subject to adjustment, upon the occurrence of certain triggering events, including the purchase of 15% or more of our outstanding common stock by a third party. Until a triggering event occurs, the common stockholders have no right to purchase shares under the stockholder rights plan. If the right to purchase the preferred stock is triggered, the common stockholders will have the ability to purchase a sufficient amount of stock to significantly dilute the 15% or greater holder.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A. and its telephone number is (781) 575-2000.

Listing

Our common stock is listed on The NASDAQ Capital Market under the symbol “TXCC.”

DIVIDEND POLICY

We have never declared or paid any cash dividends on our common stock. We currently intend to retain earnings, if any, to support our business strategy and do not anticipate paying cash dividends in the foreseeable future. Payment of future dividends, if any, will be at the sole discretion of our board of directors after taking into account various factors, including our financial condition, operating results, capital requirements and any plans for expansion.

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DILUTION

If you invest in our common stock, your ownership interest will be diluted by the difference between the price per share you pay and the net tangible book value per share of our common stock immediately after this offering.

Our net tangible book value prior to the start of the offering and as of March 31, 2012 was approximately $0.1 million, or approximately $0.00 per share of our common stock, based upon 30,710,984 shares of our common stock outstanding.  Net tangible book value per share is determined by dividing our total tangible assets, less total liabilities, by the number of shares of our common stock outstanding as of March 31, 2012. Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of common stock in this offering and the net tangible book value per share of our common stock immediately after this offering.

After giving effect to the (i) issuance of the Commitment Shares, (ii) sale of the Initial Purchase Shares, and (iii) sale of $10,000,000 of our common stock in this offering at an assumed price of $1.07 (which disregards, for purposes of this calculation, the potential application of the 19.99% Exchange Cap limitation), the last reported sale price of our common stock on The NASDAQ Capital Market on July 13, 2012, for all shares issued after the initial purchase and after deducting the estimated offering commissions and expenses payable by us, our as adjusted net tangible book value as of March 31, 2012 would have been approximately $11.1 million, or $0.27 per share. This represents an immediate increase in net tangible book value of $0.27 per share to existing stockholders and immediate dilution in net tangible book value of $0.80 per share to new investors purchasing our common stock in this offering at the public offering price. The following table illustrates this dilution on a per share basis:

Assumed offering price per share		$1.07
Net tangible book value per share as of March 31, 2012	$0.00
Increase in net tangible book value per share from this offering	$0.27
Adjusted net tangible book value per share as of March 31, 2012 after giving effect to this offering		$0.27
Dilution in net tangible book value per share to new investors		$0.80

The foregoing table and discussion is based on 30,710,984 shares of common stock outstanding as of March 31, 2012, and does not take into effect further dilution to new investors that could occur as a result of:

·	1,682,424 shares of common stock issuable upon exercise of outstanding stock options at a weighted average exercise price of $9.24 per share, under our stock plans, as of March 31, 2012;

·	1,572,094 shares of common stock issuable upon vesting of restricted stock units, as of March 31, 2012; and

·	797,733 shares of common stock reserved for future issuance under our 2008 Equity Incentive Plan as of March 31, 2012.

To the extent options outstanding as of March 31, 2012 have been or may be exercised or other shares are issued, there may be further dilution to new investors.

In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

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PRICE RANGE OF COMMON STOCK

Our common stock is listed on The NASDAQ Capital Market under the symbol “TXCC”. The following table shows the high and low per share sale prices of our common stock for the periods indicated.

	High	Low

2011
First Quarter	$4.61	$2.00
Second Quarter	$5.50	$3.05
Third Quarter	$3.10	$2.24
Fourth Quarter	$3.23	$2.11

2012
First Quarter	$3.56	$2.46
Second Quarter	$2.66	$1.10
Third Quarter	$1.28	$0.79
Fourth Quarter	$1.09	$0.56

2013
First Quarter (through January 23, 2013)	$0.99	$0.63

On January 23, 2013, the last sale price reported on The NASDAQ Capital Market for our common stock was $0.96 per share.

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CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2012:

•	on an actual basis; and

•	on an as adjusted basis to reflect the (i) issuance of the Remaining Purchase Shares, at an assumed offering price of $0.96, the last reported sale price of our common stock on The NASDAQ Capital Market on January 23, 2013, less estimated offering expenses payable by us (the potential application of the 19.99% Exchange Cap limitation is disregarded for purposes of this table).

You should read this table in conjunction with our financial statements incorporated herein by reference.

	As of
	September 30, 2012
	Actual	As Adjusted
	(unaudited)
	(in thousands)

Cash and cash equivalents	$1,607	$10,379
Credit facility	$942	$942

Stockholders’ equity:
Common stock	$36	$45
Paid in capital	417,333	426,096
Accumulated other comprehensive income	(285)	(285)
Common stock held in treasury	(118)	(118)
Accumulated deficit	(413,274)	(413,274)
Total stockholders’ equity	$3,692	$12,464

Total capitalization	$4,634	$13,406

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RISK FACTORS

Investing in our securities involves a high degree of risk and uncertainty. In addition to the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, you should carefully consider the risks described in the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2011 and in any Quarterly Report on Form 10-Q filed subsequent thereto, and any amendment thereto, which are incorporated by reference herein, before making an investment decision with respect to the securities. We expect to update these Risk Factors from time to time in the periodic and current reports that we file with the SEC after the date of this prospectus supplement. These updated Risk Factors will be incorporated by reference in this prospectus supplement and the accompanying prospectus. Please refer to these subsequent reports for additional information relating to the risks associated with investing in our common stock. If any of such risks and uncertainties actually occurs, our business, financial condition, and results of operations could be severely harmed. This could cause the trading price of our common stock to decline, and you could lose all or part of your investment.

The risks and uncertainties we have described are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations.

Risks Related to this Offering

Our management team will have broad discretion over the use of the net proceeds from this offering.

Our management will use its discretion to direct the net proceeds from this offering.  We intend to use all of the net proceeds, together with cash on hand, for general corporate purposes.  General corporate purposes may include working capital, capital expenditures, development costs, strategic investments or possible acquisitions.  Our management’s judgments may not result in positive returns on your investment and you will not have an opportunity to evaluate the economic, financial or other information upon which our management bases its decisions

The sale of our common stock to Aspire Capital may cause substantial dilution to our existing shareholders and the sale of the shares of common stock acquired by Aspire Capital could cause the price of our common stock to decline.

This prospectus supplement relates to the Remaining Purchase Shares that we may issue and sell to Aspire Capital through July 16, 2014.  The number of shares ultimately offered for sale to Aspire Capital under this prospectus supplement is dependent upon the number of shares we elect to sell to Aspire Capital under the Purchase Agreement. As of the date of this prospectus supplement, we have issued and sold shares of common stock having an aggregate purchase price of $2,527,835 to Aspire Capital pursuant to the terms of the Purchase Agreement. Depending upon market liquidity at the time, sales of shares of our common stock under the Purchase Agreement may cause the trading price of our common stock to decline.

We may ultimately sell to Aspire Capital all, some or none of the Remaining Purchase Shares that are the subject of this prospectus supplement.  After Aspire Capital has acquired shares under the Purchase Agreement, it may sell all, some or none of those shares.  Sales to Aspire Capital by us pursuant to the Purchase Agreement under this prospectus supplement may result in substantial dilution to the interests of other holders of our common stock. The sale of a substantial number of shares of our common stock to Aspire Capital in this offering, or anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales.  However, we have the right to control the timing and amount of any sales of our shares to Aspire Capital and the Purchase Agreement may be terminated by us at any time at our discretion without any cost to us.

S-11

THE ASPIRE TRANSACTION

General

On July 16, 2012, we entered into the Purchase Agreement, pursuant to which we could issue and sell shares of our common stock having an aggregate offering price of up to $11.3 million from time to time to Aspire Capital.  In accordance with the terms of the Purchase Agreement, we agreed to issue the Commitment Shares to Aspire Capital in consideration for entering into the Purchase Agreement, to sell the Initial Purchase Shares for an aggregate purchase price of $1,000,000 and to sell up to an additional $10 million of shares of common stock to Aspire Capital over a 24-month period. As of the date hereof, $8,772,165 of our shares of common stock remains unsold under the Purchase Agreement (the “Remaining Purchase Shares”).

As of January 23, 2013, there were 36,200,325 shares of our common stock outstanding excluding the Remaining Purchase Shares offered to Aspire Capital under the Purchase Agreement.  If all of the Remaining Purchase Shares offered hereby were issued and outstanding as of the date hereof (which disregards, for purposes of this calculation, the potential application of the 19.99% Exchange Cap limitation), 9,137,672 shares would be issued under the Purchase Agreement (assuming a purchase price of $0.96 per share, the closing price of our common stock on January 23, 2013, for all Remaining Purchase Shares) and would represent approximately 20% of the total common stock outstanding as of the date hereof.  The number of shares of our common stock ultimately offered for sale to Aspire Capital is dependent upon the number of shares we elect to sell to Aspire Capital under the Purchase Agreement.

We are filing this prospectus supplement with regard to the Remaining Purchase Shares that we may sell to Aspire Capital pursuant to the Purchase Agreement.

On any business day on which the closing sale price of our common stock equals or exceeds $0.75 per share, through July 16, 2014, we have the right, in our sole discretion, to present Aspire Capital with a Purchase Notice, directing Aspire Capital (as principal) to purchase up to 50,000 shares of our common stock per business day at the applicable Purchase Price; however, no sale pursuant to such Purchase Notice may exceed five hundred thousand dollars ($500,000) per business day, unless we and Aspire Capital mutually agree.  We also may mutually agree with Aspire Capital to increase the number of Purchase Shares that may be sold per business day to as much as an additional 1,000,000 shares per business day.  In addition, on any date on which we submit a Purchase Notice for 50,000 Purchase Shares to Aspire Capital, we also have the right, in our sole discretion, to present Aspire Capital with a VWAP Purchase Notice directing Aspire Capital to purchase an amount of common stock equal to up to 15% of the aggregate shares of our common stock traded on the NASDAQ Global Select Market on the VWAP Purchase Date, subject to VWAP Minimum Price Threshold and the VWAP Purchase Share Volume Maximum.

S-12

There are no trading volume requirements or restrictions under the Purchase Agreement, and we will control the timing and amount of any sales of our common stock to Aspire Capital. Aspire Capital has no right to require any sales by us, but is obligated to make purchases from us as we direct in accordance with the Purchase Agreement.  There are no limitations on use of proceeds, financial or business covenants, restrictions on future fundings, rights of first refusal, participation rights, penalties or liquidated damages in the Purchase Agreement. We did not pay any additional amounts to reimburse or otherwise compensate Aspire Capital or any placement agent fees in connection with the transaction.  The Purchase Agreement may be terminated by us at any time, at our discretion, without any penalty or cost to us.

Purchase Of Shares Under The Purchase Agreement

Under the Purchase Agreement, on any business day on which the closing sale price of our common stock equals or exceeds $0.75 per share, through July 16, 2014, we have the right, in our sole discretion, to present Aspire Capital with a Purchase Notice directing Aspire Capital to purchase up to 50,000 Purchase Shares per business day; however, no sale pursuant to such Purchase Notice may exceed five hundred thousand dollars ($500,000) per business day, unless we and Aspire Capital mutually agree.  We also may mutually agree with Aspire Capital to increase the number of shares that may be sold per business day to as much as an additional 1,000,000 shares per business day.  The Purchase Price per Purchase Share is equal to the lesser of:

•	the lowest sale price of our common stock on the date of sale; or

•	the arithmetic average of the three lowest closing sale prices for our common stock during the 12 consecutive business days ending on the business day immediately preceding the purchase date of such Purchase Shares.

In addition, on any date on which we submit a Purchase Notice for 50,000 Purchase Shares to Aspire Capital, we also have the right, in our sole discretion, to present Aspire Capital with a VWAP Purchase Notice directing Aspire Capital to purchase an amount of common stock equal to a percentage (not to exceed 15%, which 15% limitation may be increased by the mutual agreement of the parties to up to 30%) of the aggregate shares of our common stock traded on the NASDAQ Capital Market on the VWAP Purchase Date.  The VWAP Purchase Notice will also contain the maximum number of shares Aspire Capital will be required to purchase. The VWAP Purchase Price is the lower of:

•	the closing sale price of our common stock on the VWAP Purchase Date as reported by The NASDAQ Capital Market; and

•	95% of the volume weighted average price for our common stock traded on the NASDAQ Capital Market on the VWAP Purchase Date.

However, if the aggregate number of our shares traded on such date exceeds the quotient obtained by dividing (x) the number of shares Aspire Capital will be required to purchase by (y) our requested purchase percentage, each as specified in the VWAP Purchase Notice (such quotient, the “VWAP Purchase Share Volume Maximum”), the VWAP Purchase Price will be 95% of the volume weighted average price for the portion of such business day until such time as the aggregate shares to be purchased equals the VWAP Purchase Share Volume Maximum.  Further, such purchase shall automatically be deemed completed at such time on the VWAP Purchase Date that the sale price of our common stock falls below the greater of (i) 90% of the closing price of our common stock on the trading day immediately preceding the VWAP Purchase Date or (ii) such higher price as set forth by us on the VWAP Purchase Notice (the “VWAP Minimum Price Threshold”).  In that event, the VWAP Purchase Price will be determined using the percentage set forth in the VWAP Purchase Notice of the aggregate shares traded for such portion of the VWAP Purchase Date prior to the time that the sale price of our common stock fell below the VWAP Minimum Price Threshold and the volume weighted average price of our common stock sold during such portion of the VWAP Purchase Date prior to the time that the sale price of our common stock fell below the VWAP Minimum Price Threshold.

The Purchase Price will be adjusted for any reorganization, recapitalization, non-cash dividend, stock split, or other similar transaction occurring during the trading day(s) used to compute the Purchase Price. We may deliver multiple Purchase Notices to Aspire Capital from time to time during the term of the Purchase Agreement, so long as the most recent purchase has been completed.

Minimum Share Price

Under the Purchase Agreement, the Company and Aspire Capital may not effect any sales of shares of our common stock pursuant to the Purchase Agreement on any business day that the closing sale price of our common stock is less than $0.75 per share.

Compliance with NASDAQ Capital Market Rules

The Purchase Agreement provides that the number of shares that may be sold pursuant to the Purchase Agreement shall be limited to 6,578,646 (the “Exchange Cap”), which represented 19.99% of our outstanding shares as of July 16, 2012, unless shareholder approval or an exception pursuant to the rules of the NASDAQ Capital Market is obtained to issue more than 19.99%, to be in compliance with the applicable listing maintenance rules of the NASDAQ Capital Market. This limitation shall not apply if, at any time the Exchange Cap is reached and at all times thereafter, the average price paid for all shares issued and sold under the Purchase Agreement is equal to or greater than $1.07, the closing sale price of our common stock on July 16, 2012. We are not required or permitted to issue any shares of common stock under the Purchase Agreement if such issuance would breach our obligations under the rules or regulations of the NASDAQ Capital Market.

S-13

Events of Default

Aspire Capital may terminate the Purchase Agreement upon the occurrence of any of the following events of default:

•	the effectiveness of any registration statement that is required to be maintained effective pursuant to the terms of the registration rights agreement between us and Aspire Capital lapses for any reason (including, without limitation, the issuance of a stop order) or is unavailable for sale of our shares of common stock in accordance with the terms of the registration rights agreement, and such lapse or unavailability continues for a period of ten consecutive business days or for more than an aggregate of thirty business days in any 365-day period, which is not in connection with a post-effective amendment to any such registration statement or the filing of a new registration statement required to be declared effective by the SEC (in which event such lapse or unavailability may continue for a period of no more than twenty consecutive business days and such period may be extended for an additional twenty business days if we receive a comment letter from the SEC in connection therewith);

•	the suspension from trading or failure of our common stock to be listed on our principal market for a period of three consecutive business days;

•	the delisting of our common stock from our principal market, and our common stock is not immediately thereafter trading on the New York Stock Exchange, the NASDAQ Global Select Market, the NASDAQ Global Market, the NYSE Amex Equities or the OTC Bulletin Board;

•	our transfer agent’s failure to issue to Aspire Capital shares of our common stock which Aspire Capital is entitled to receive under the Purchase Agreement within five business days after an applicable purchase date;

•	any breach by us of the representations or warranties or covenants contained in the Purchase Agreement or any related agreements which could have a material adverse effect on us subject to a cure period of five business days;

•	if at any time the issuance of shares of common stock upon the submission of a Purchase Notice or VWAP Purchase Notice under the Purchase Agreement would result in the issuance of an aggregate number of shares of common stock that would exceed the number of shares of common stock that we may issue under the Purchase Agreement without breaching our obligations under the rules or regulations of the NASDAQ Capital Market;

•	if we become insolvent or are generally unable to pay our debts as they become due; or

•	any participation or threatened participation in insolvency or bankruptcy proceedings by or against us.

Our Termination Rights

We may terminate the Purchase Agreement at any time, in our discretion, without any cost or penalty.

No Short-Selling or Hedging by Aspire Capital

Aspire Capital has agreed that neither it nor any of its agents, representatives and affiliates shall engage in any direct or indirect short-selling or hedging of our common stock during any time prior to the termination of the Purchase Agreement.

Effect of Performance of the Purchase Agreement on Our Stockholders

The Purchase Agreement does not limit the ability of Aspire Capital to sell any or all of the shares it receives in this offering.  It is anticipated that shares in this offering will be sold to Aspire Capital over a period of time from the date of this prospectus supplement through July 16, 2014.  The subsequent resale by Aspire Capital of a significant amount of shares sold to Aspire Capital in this offering at any given time could cause the market price of our common stock to decline or to be highly volatile.  Aspire Capital may ultimately purchase all, some or none of the Remaining Purchase Shares offered under this prospectus supplement.  Aspire Capital may resell all, some or none of the Remaining Purchase Shares it acquires.  Therefore, sales to Aspire Capital by us pursuant to the Purchase Agreement and this prospectus supplement also may result in substantial dilution to the interests of other holders of our common stock.  However, we have the right to control the timing and amount of any sales of our shares to Aspire Capital and the Purchase Agreement may be terminated by us at any time at our discretion without any cost to us.

S-14

Amount of Potential Proceeds to be Received under the Purchase Agreement

Under the Purchase Agreement, we could initially offer and sell shares of common stock having an aggregate offering price of up to $11 million to Aspire Capital from time to time. The number of shares ultimately offered for sale to Aspire Capital in this offering is dependent upon the number of shares we elect to sell to Aspire Capital under the Purchase Agreement. The following table sets forth the amount of proceeds we would receive from Aspire Capital from the sale of all of the Purchase Shares at varying purchase prices:

Assumed Average Purchase Price for Sales after the Initial Purchase(1)	Number of Shares to be Sold if Full Purchase(2)	Percentage of Outstanding Shares After Giving Effect to the Sale to Aspire Capital(3)	Proceeds from the Sale of Shares to Aspire Capital Under the Purchase Agreement(4)
$0.75	14,323,432	30%	$11,000,000
$1.00	10,990,099	25%	$11,000,000
$2.00	5,990,099	15%	$11,000,000
$5.00	2,990,099	8%	$11,000,000

(1)	The “Initial Purchase” by Aspire Capital was 990,099 shares of common stock for $1,000,000.
(2)	Excludes the shares to be issued as Commitment Shares.
(3)	The denominator is based on 32,863,099 shares outstanding as of July 13, 2012 (excluding the shares to be issued as Commitment Shares), and the number of shares set forth in the adjacent column which we would have sold to Aspire Capital. The numerator is based on the number of shares which we would have sold under the Purchase Agreement at the corresponding assumed purchase price set forth in the adjacent column. Calculations disregard the potential application of the 19.99% Exchange Cap limitation, to the extent applicable.
(4)	As of the date hereof, we have offered and sold shares of common stock with an aggregate offering price of $2,527,835 (including $300,000 of Commitment Shares) to Aspire Capital under the Purchase Agreement.

Information with Respect to Aspire Capital

As of the date the Purchase Agreement was entered into, Aspire Capital did not beneficially own any shares of our common stock. Steven G. Martin, Erik J. Brown and Christos Komissopoulos, the principals of Aspire Capital, are deemed to be beneficial owners of all of the shares of common stock owned by Aspire Capital. Messrs. Martin, Brown and Komissopoulos will have shared voting and investment power over any shares owned by Aspire Capital. Aspire Capital is not a licensed broker-dealer or an affiliate of a licensed broker-dealer.

S-15

PLAN OF DISTRIBUTION

We entered into the Purchase Agreement with Aspire Capital on July 16, 2012.  In consideration for entering into the Purchase Agreement, we issued the Commitment Shares to Aspire Capital.  The Purchase Agreement provides that, upon the terms and subject to the conditions set forth therein, Aspire Capital is irrevocably committed to purchase up to an aggregate of $11 million of shares of our common stock over the approximately 24-month term of the Purchase Agreement. As of the date hereof, $8,772,165 of our shares of common stock remains unsold under the Purchase Agreement.

The Purchase Agreement provided that we issue the Initial Purchase Shares to Aspire Capital for the purchase price of $1,000,000. The Purchase Agreement further provides that from time to time over the term of the Purchase Agreement, on any business day on which the closing sale price of our common stock equals or exceeds $0.75 per share, and at our sole discretion, we may present Aspire Capital with a Purchase Notice directing Aspire Capital to purchase up to 50,000 Purchase Shares per business day at the Purchase Price on that day.  We may mutually agree with Aspire Capital to increase the number of shares that may be sold per business day to as much as an additional 1,000,000 shares per business day.

In addition, on any date on which we submit a 50,000 share Purchase Notice to Aspire Capital, we also have the right, in our sole discretion, to present Aspire Capital with a VWAP Purchase Notice directing Aspire Capital to purchase an amount of common stock equal to up to 15% of the aggregate shares of our common stock traded on the NASDAQ Capital Market on the VWAP Purchase Date, subject to the VWAP Minimum Price Threshold and the VWAP Purchase Share Volume Maximum.

Aspire Capital may be an “underwriter” within the meaning of the Securities Act.

Neither we nor Aspire Capital can presently estimate the amount of compensation that any agent will receive. We know of no existing arrangements between Aspire Capital, any other shareholder, broker, dealer, underwriter, or agent relating to the sale or distribution of the shares offered by this prospectus supplement.  At the time a particular offer of shares is made, a prospectus supplement, if required, will be distributed that will set forth the names of any agents, underwriters, or dealers and any other required information.

S-16

We will pay all of the expenses incident to the registration, offering and sale of the shares to Aspire Capital.  We have agreed to indemnify Aspire Capital and certain other persons against certain liabilities in connection with the offering of shares of common stock offered hereby, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities.  Aspire Capital has agreed to indemnify us against liabilities under the Securities Act that may arise from certain written information furnished to us by Aspire Capital specifically for use in this prospectus or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities.

Aspire Capital and its affiliates have agreed not to engage in any direct or indirect short selling or hedging of our common stock during the term of the Purchase Agreement.

We have advised Aspire Capital that it is required to comply with Regulation M promulgated under the Securities Exchange Act of 1934, as amended.  With certain exceptions, Regulation M precludes the selling shareholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete.  Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the shares offered hereby.

We may suspend the sale of shares to Aspire Capital pursuant to this prospectus for certain periods of time for certain reasons, including if the prospectus is required to be supplemented or amended to include additional material information.

This offering will terminate on the date that all shares offered by this prospectus have been sold to Aspire Capital.

LEGAL MATTERS

The validity of the shares of common stock being offered has been passed upon for us by Pierce Atwood LLP, Boston, Massachusetts.

EXPERTS

The consolidated financial statements of TranSwitch Corporation and subsidiaries as of December 31, 2011 and 2010, and for the years in the two-year period ended December 31, 2011, the related financial statement schedule, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2011, have been incorporated herein by reference in reliance on the report of Marcum LLP, our independent registered public accounting firm for that period, also incorporated by reference herein and given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of TranSwitch Corporation and subsidiaries for the year ended December 31, 2009 incorporated herein by reference have been audited by UHY LLP, an independent registered public accounting firm, as set forth in their report thereon, and are incorporated in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

S-17

WHERE YOU CAN FIND MORE INFORMATION

This prospectus supplement and the accompanying prospectus constitute a part of a registration statement on Form S-3 that we filed with the SEC under the Securities Act. We refer you to this registration statement for further information about us and the common stock offered hereby.

We file reports, proxy statements and other information with the SEC as required by the Exchange Act. You can find, copy and inspect information we file at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You can call the SEC at 1-800-SEC-0330 for further information about the public reference room. You can review our electronically filed reports, proxy and information statements on the SEC’s web site at http://www.sec.gov or on our web site at http://www.transwitch.com. Information included on our web site is not a part of this prospectus supplement or the accompanying prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate” into this prospectus supplement and accompanying prospectus information that we file with the SEC in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. Any information that we incorporate by reference is considered part of this prospectus supplement and the accompanying prospectus, except in each case for information contained in any such filing where such information is being furnished and is not to be considered “filed” under the Exchange Act. Statements contained in documents that we file with the SEC and that are incorporated by reference in this prospectus supplement and the accompanying prospectus will automatically update and supersede information contained in this prospectus supplement and the accompanying prospectus, including information in previously filed documents or reports that have been incorporated by reference in this prospectus supplement and the accompanying prospectus, to the extent the new information differs from or is inconsistent with the old information.

We incorporate by reference the documents listed below:

1.	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 as filed with the SEC on March 12, 2012;

2.	Portions of our proxy statement on Schedule 14A filed with the SEC on April 9, 2012 (File No. 000-25996) that are incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2011, filed with the SEC on March 12, 2012;

3.	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2012 as filed with the SEC on May 10, 2012;

4.	Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2012 as filed with the SEC on August 9, 2012, and an amendment thereto on Form 10-Q/A as filed with the SEC on September 7, 2012;
5.

Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2012 as filed with the SEC on November 9, 2012, and an amendment thereto on Form 10-Q/A as filed with the SEC on November 20, 2012;

6.	Our Current Reports on Form 8-K as filed with the SEC on January 6, 2012, February 10, 2012, May 8, 2012, May 15, 2012, May 22, 2012, July 2, 2012, July 17, 2012, October 25, 2012, December 6, 2012 and January 29, 2013;

7.	All documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (i) after the date of the filing of the initial registration statement of which this prospectus supplement is a part and prior to its effectiveness and (ii) until all of the common stock to which this prospectus supplement and the accompanying prospectus relates has been sold or the offering is otherwise terminated;

8.	The description of our Capital Stock contained in our registration statement on Form 8-A, dated April 28, 1995; and

9.	The description of our Securities to be Registered in our registration statement on Form 8-A12G, dated October 3, 2011.

You may request, orally or in writing, a copy of these documents, which will be provided to you at no cost, by contacting:

TranSwitch Corporation

Three Enterprise Drive

Shelton, CT 06484

Attention: Investor Relations

(203) 929-8810

S-18

PROSPECTUS

TranSwitch Corporation

$20,000,000

Common Stock

Preferred Stock

Warrants

Debt Securities

Units

This prospectus relates to common stock, preferred stock, warrants, debt securities and units that we may sell from time to time in one or more offerings up to a total dollar amount of $20,000,000 on terms to be determined at the time of sale. We will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest. This prospectus may not be used to offer and sell securities unless accompanied by a prospectus supplement for those securities.

These securities may be sold directly by us, through dealers or agents designated from time to time, to or through underwriters or through a combination of these methods. See “Plan of Distribution” in this prospectus. We may also describe the plan of distribution for any particular offering of these securities in any applicable prospectus supplement. If any agents, underwriters or dealers are involved in the sale of any securities in respect of which this prospectus is being delivered, we will disclose their names and the nature of our arrangements with them in a prospectus supplement. The net proceeds we expect to receive from any such sale will also be included in a prospectus supplement.

Pursuant to General Instruction I.B.6 of Form S-3, in no event will we sell securities with a value exceeding more than one-third of the aggregate market value of the voting and non-voting common equity held by non-affiliates in any 12-month period so long as the value of such common equity remains below $75 million. The aggregate market value of our outstanding voting and non-voting common equity held by non-affiliates as calculated pursuant to General Instruction I.B.6 is $33,703,608, based on the average of the bid and asked prices of such common equity in the principal market for such common equity as of a date within 60 days prior to the date hereof. During the 12 calendar months prior to and including the date of this prospectus, we have not sold any securities pursuant to General Instruction I.B.6 of Form S-3.

Our common stock is traded on The NASDAQ Capital Market under the symbol “TXCC.” On January 18, 2013, the last sale price of our common stock was $0.96 per share.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 25, 2013

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS	1
ABOUT TRANSWITCH CORPORATION	1
RISK FACTORS	4
SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION	4
RATIOS OF EARNINGS TO FIXED CHARGES	5
RATIOS OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED DIVIDENDS	6
USE OF PROCEEDS	7
THE SECURITIES WE MAY OFFER	8
DESCRIPTION OF COMMON STOCK	9
DESCRIPTION OF PREFERRED STOCK	10
DESCRIPTION OF WARRANTS	11
DESCRIPTION OF DEBT SECURITIES	12
DESCRIPTION OF UNITS	18
PLAN OF DISTRIBUTION	21
EXPERTS	23
LEGAL MATTERS	23
WHERE YOU CAN FIND MORE INFORMATION	24
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	24

i

Important Notice about the Information Presented in this Prospectus

You should rely only on the information contained or incorporated by reference in this prospectus or any applicable prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. For further information, see the section of this prospectus entitled “Where You Can Find More Information.” We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

You should not assume that the information appearing in this prospectus or any applicable prospectus supplement is accurate as of any date other than the date on the front cover of this prospectus or the applicable prospectus supplement, or that the information contained in any document incorporated by reference is accurate as of any date other than the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any prospectus supplement or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since such dates.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $20,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the securities being offered and the terms of that offering. The prospectus supplement may also add to, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information” carefully before making an investment decision.

Unless the context otherwise requires, the terms “TranSwitch,” “the Company,” “our company,” “we,” “us,” “our” and similar names refer collectively to TranSwitch Corporation and its subsidiaries.

ABOUT TRANSWITCH CORPORATION

General

TranSwitch provides innovative integrated circuit (IC) and intellectual property (IP) solutions that deliver core functionality for video, voice, and data communications equipment for the customer premises and network infrastructure markets.  For the customer premises market, we offer multi-standard, high-speed interconnect solutions enabling the distribution and presentation of high-definition (HD) video and data content for consumer electronics applications.

High-speed interconnect solutions include HDMI, Displayport and Ethernet IP cores and our recently introduced product family HDplay, which incorporates our proprietary HDP technology. Our HDP technology combines HDMI 1.4 and Displayport 1.1 and supports either standard with a single connector. The applications for this product include projectors, AVR systems and monitors. Our interoperable connectivity solutions are sold to original equipment manufacturers (OEMs) for use in consumer electronics and our licensees have included Samsung, Intel, Texas Instruments, IBM, NEC, TSMC and many others.

For the network infrastructure market, we provide integrated multi-core network processor system-on-a-chip solutions for fixed, 3G and 4G mobile, VoIP and multimedia applications. Network infrastructure processing equipment includes multi-media processing engines to address multiple carrier segments such as wireline and wireless gateways, session border controllers, media resource functions, multi-service access nodes, passive optical network multi-dwelling units and translation gateways.  Enterprise applications include VoIP private branch exchanges. Communication network premises equipment includes IP multimedia subsystem and Voice over LTE capable 4G/LTE fixed wireless gateways, residential gateway routers, small office, home office routers and secure VoIP private branch exchanges. We have developed and maintained a broad intellectual property portfolio and have leveraged such portfolio by licensing software and selling patents.

TranSwitch Corporation is a Delaware corporation incorporated on April 26, 1988. Our principal executive offices are located at 3 Enterprise Drive, Shelton CT 06484, and our telephone number at that location is (203) 929-8810. Our Internet address is  www.transwitch.com.  The information on our web site is not incorporated by reference into this prospectus and should not be considered to be part of this prospectus.

1

Liquidity and Capital Resources

Over the past several years, we have incurred significant operating losses and have used cash in our operating activities. Operating losses have resulted from inadequate sales levels for our cost structure. As of September 30, 2012, we had negative working capital of approximately $4.1 million. In addition, we had outstanding indebtedness to Bridge Bank under our credit facility of $0.9 million.

As of September 30, 2012, and December 31, 2011, we had total cash, cash equivalents, restricted cash and investment balances of approximately $1.6 million and $7.6 million, respectively. This cash, our credit facility and issuances of our common stock, par value $0.001 per share (“Common Stock”), are our primary sources of liquidity, as we are not currently generating any significant positive cash flow from our operations.

However, as described more fully below, to meet our near-term obligations, we have reduced operating expenses, raised cash through the licensing of our intellectual property, entered into an arrangement to actively market our telecommunications patent portfolio, accelerated certain revenues by issuing last time buy announcements, and issued equity. We are relying on these sources of cash while the sales of our new product lines begin to ramp up. We anticipate generating sufficient cash to meet our short-term obligations until such time as new products generate sufficient revenues for our cost structure.

Nonetheless, our current forecast projects that, absent such improved operating performance or an infusion of capital, we will be unable to meet our current obligations through September 30, 2013. These conditions raise substantial doubt about our ability to continue as a going concern.

As referenced above, our near-term plan to improve our financial condition and meet our obligations is as follows:

1.	Reduce Operating Expenses: During the third quarter of 2012, we effectuated a restructuring eliminating all future research and development expenditures for our telecom product lines, reducing operating expenses from $7.5 million in the second quarter of 2012 to $6.0 million in third quarter of 2012. Expense savings are expected to be approximately $2 million per quarter. All product and software development programs related to our telecom product lines were cancelled and we redeployed all remaining research and development resources in India and Israel to our interoperable connectivity solutions for consumer electronic and personal computer markets. Further reductions in operating expenses are planned for the first quarter.
2.	Software Licensing: We are now licensing the software embedded in our voice-over-IP gateway products. We will continue to offer our telecom products for the foreseeable future but will not make any future software enhancements for the software embedded in our communications processor and media system-on-a-chip product lines. Our customers will have the opportunity to license the applicable software if they would like to make further enhancements. On December 5, 2012, we announced the completion of two licensing agreements with major network equipment OEMs for a combined amount of approximately $4 million. As of January 25, 2013, we have collected approximately $2.6 million related to such agreements. We expect to collect the remainder no later than the end of the second quarter of 2013. We are in active discussions with a number of other customers to license this software.
3.	Patent Sales: We plan to monetize our telecom patent portfolio. We have a patent portfolio of fundamental and pervasive technologies that are implemented in semiconductors, network devices and cloud services. The portfolio’s inventions improve the performance, quality and reliability of audio, video and multimedia–intensive digital communications network and devices. We announced on August 1, 2012, that we retained a leading patent broker to sell this portfolio. We are in the process of actively marketing these patents and we expect to raise several million dollars in the coming quarters.
4.	Acceleration of Telecom Product Revenue: To further lower our operating costs and increase product sales in the short-term, we issued last time buy announcements to a number of our customers of lower volume product lines that have reached their maturity, which afford our customers the opportunity to purchase products to complete their production before our products are discontinued.
5.	Equity Issuances: To the extent that the above mentioned plans do not yield sufficient capital to meet our near-tern liquidly needs, we plan to issue equity. We entered into a common stock purchase agreement with Aspire Capital Fund, LLC. Aspire Capital has committed to purchase up to $11 million of our Common Stock over the two-year period beginning in July of 2012 at prices based on the market price at the time of each sale. We may also consider other issuances of equity from time to time.

On March 12, 2010, we entered into a credit facility agreement with Bridge Bank N.A., a subsidiary of Bridge Capital Holdings. The facility allows for borrowings up to the lower of $5.0 million or 80% of our outstanding eligible accounts receivable as determined by Bridge Bank N.A. This agreement was amended and restated on April 4, 2011, and matures on April 4, 2013. The agreement bears interest at the higher of (i) the lender’s prime rate plus 2.0 percent or (ii) 5.25 percent, plus the payment of certain fees and expenses. At September 30, 2012, we had $0.9 million in outstanding borrowings under this facility, which was the total amount available. During the third quarter 2012, we were not in compliance with a financial covenant under this credit facility. Bridge Bank agreed to waive this event of default and our noncompliance with this covenant. We were in compliance with this financial covenant as of September 30, 2012 and all subsequent measurement periods.

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On July 16, 2012, we entered into a Common Stock Purchase Agreement (the “Aspire Purchase Agreement”) with Aspire Capital Fund, LLC (“Aspire”) to purchase up to an aggregate of $11.0 million of shares of our Common Stock over the two-year term of the Aspire Purchase Agreement. Under the Aspire Purchase Agreement, Aspire made an initial purchase of 990,099 shares for the purchase price of $1,000,000.  During the term of the Aspire Purchase Agreement, we can direct Aspire to purchase up to 50,000 shares per business day at a price equal to the lower of (i) the lowest sale price for the Common Stock on the date of sale or (ii) the arithmetic average of the three lowest closing sale prices for the Common Stock during the 12 consecutive business days ending on the business day immediately preceding the date of sale. In addition, on any business date that we direct Aspire to purchase 50,000 shares, we also have the right to direct Aspire to purchase an amount of Common Stock equal to a percentage (not to exceed 15%, which limitation may be increased to 30% by mutual agreement of the parties) of the aggregate shares of Common Stock traded on the next business day, subject to a maximum number of shares determined by us. During the three and nine months ended September 30, 2012, Aspire purchased a total of 2,230,560 shares under the Aspire Purchase Agreement for net proceeds to us of $2.1 million. Our issuance costs were $0.4 million which includes 297,030 shares issued to Aspire as a commitment fee per the Purchase Agreement.

Depending upon market liquidity at the time, sales of shares of our common stock under the Aspire Purchase Agreement may cause the trading price of our common stock to decline. We may ultimately sell to Aspire all or some of the $11 million of Common Stock pursuant to the Aspire Purchase Agreement.  After Aspire has acquired shares under the Aspire Purchase Agreement, it may sell all, some or none of those shares.  Sales to Aspire by us pursuant to the Aspire Purchase Agreement may result in substantial dilution to the interests of other holders of our Common Stock. The sale of a substantial number of shares of our Common Stock to Aspire, or the anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales.  However, we have the right to control the timing and amount of any sales of our shares to Aspire and the Aspire Purchase Agreement may be terminated by us at any time at our discretion without any cost to us.

On May 8, 2012, we entered into a Securities Purchase Agreement dated May 8, 2012 (the “Investor Purchase Agreement”) with certain purchasers to sell 1,315,000 shares of Common Stock for gross proceeds of approximately $2,445,900 (the “Investor Offering”). The purchase price for each share of Common Stock in the Investor Offering was $1.86. On May 8, 2012, we also entered into a Securities Purchase Agreement dated May 8, 2012 (the “Director and Officer Purchase Agreement”) with certain of the Company’s directors and officers to sell up to 161,150 shares of Common Stock for gross proceeds of approximately $333,580 (the “Director and Officer Offering” and together with the Investor Offering, the “Registered Direct Offering”). The purchase price for each share of Common Stock in the Director and Officer Offering was $2.07. The net proceeds to us from the Registered Direct Offering, after deducting our offering expenses, were approximately $2.7 million.

There are risks associated with our ability to execute our current operating plan, including the current economic environment in which we operate. Therefore, there can be no assurance that we will be able to satisfy our obligations, or achieve the operating improvements as contemplated by the current operating plan. If we are unable to execute this plan, we will need to find additional sources of cash not contemplated by the current operating plan and/or raise additional capital to sustain continuing operations as currently contemplated. There can be no assurance that the additional funding sources will be available to us at favorable rates or at all. If we cannot maintain compliance with our covenant requirements on our bank financing facility or cannot obtain appropriate waivers and modifications, the lenders may call the debt. If the debt is called, we would need to obtain new financing and there can be no assurance that we will be able to do so. If we are unable to achieve our operating plan and maintain compliance with our loan covenants and our debt is called, we will not be able to continue as a going concern. The condensed consolidated financial statements in our most recent Form 10-Q for the quarter ended September 30, 2012, which are incorporated herein by reference, do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

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RISK FACTORS

Investing in our securities involves significant risks. Please see the risk factors under the heading “Risk Factors” in our most recent Annual Report on Form 10-K, as revised or supplemented by our Quarterly Reports on Form 10-Q, or amendments thereto, filed with the SEC since the filing of our most recent Annual Report on Form 10-K, all of which are on file with the SEC and are incorporated by reference in this prospectus. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus and any prospectus supplement. The risks and uncertainties we have described are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations.

SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

This prospectus includes and incorporates forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements, other than statements of historical facts, included or incorporated in this prospectus regarding our strategy, future operations, financial position, future revenues, projected costs, prospects, plans and objectives of management are forward-looking statements. The words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “plans,” “projects,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. We cannot guarantee that we actually will achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. There are a number of important factors that could cause our actual results to differ materially from those indicated by these forward-looking statements. These important factors include the factors that we identify in the documents we incorporate by reference in this prospectus, as well as other information we include or incorporate by reference in this prospectus and any prospectus supplement. See “Risk Factors.” You should read these factors and other cautionary statements made in this prospectus and any accompanying prospectus supplement, and in the documents we incorporate by reference as being applicable to all related forward-looking statements wherever they appear in the prospectus and any accompanying prospectus supplement, and in the documents incorporated by reference. We do not assume any obligation to update any forward-looking statements made by us.

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RATIOS OF EARNINGS TO FIXED CHARGES

The ratio of earnings to fixed charges was computed by dividing earnings by fixed charges. Our consolidated ratios of earnings to fixed charges were as follows for the periods presented:

(dollar amounts in thousands)	Fiscal Year Ended December 31,					Nine Months Ended September 30,
	2011	2010	2009	2008	2007	2012
Earnings:
Loss before income taxes	$(22,236)	$(3,633)	$(11,166)	$(16,556)	$(19,429)	$(14,739)

Plus fixed charges:
Interest expense	124	460	577	1,374	2,070	44
Amortization of costs related to indebtedness	119	244	210	567	1,536	34
Estimated interest factor in rent expense (1)	360	450	501	660	512	240
Total Fixed Charges	603	1,154	1,288	2,601	4,118	318
Loss available to cover fixed charges	$(21,633)	$(2,479)	$(9,878)	$(13,955)	$(15,311)	$(14,421)
Ratio of Earnings to Fixed Charges	*	*	*	*	*	*

* Calculation not meaningful as ratio is less than 1.

(1) The interest factor in rent expense is estimated as one-third of rental expense.

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RATIOS OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED DIVIDENDS

Our consolidated ratios of earnings to combined fixed charges and preferred dividends were as follows for the periods presented:

(dollar amounts in thousands)	Fiscal Year Ended December 31,					Nine Months Ended September 30,
	2011	2010	2009	2008	2007	2012
Earnings:
Loss before income taxes	$(22,236)	$(3,633)	$(11,166)	$(16,556)	$(19,429)	$(14,739)

Plus fixed charges and preferred dividends:
Interest expense	124	460	577	1,374	2,070	44
Amortization of costs related to indebtedness	119	244	210	567	1,536	34
Estimated interest factor in rent expense (1)	360	450	501	660	512	240
Preferred dividends	-	-	-	-	-	-
Total Fixed Charges and Preferred Dividends	603	1,154	1,288	2,601	4,118	318
Loss available to cover fixed charges	$(21,633)	$(2,479)	$(9,878)	$(13,955)	$(15,311)	$(14,421)
Ratio of Earnings to Combined Fixed Charges and Preferred Dividends	*	*	*	*	*	*

* Calculation not meaningful as ratio is less than 1.

(1) The interest factor in rent expense is estimated as one-third of rental expense.

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USE OF PROCEEDS

We currently intend to use the estimated net proceeds from the sale of these securities for working capital and other general corporate purposes, and possibly acquisitions of other businesses, products or technologies. Working capital and other general corporate purposes may include research and development expenditures, capital expenditures and any other purpose that we may specify in any prospectus supplement. We have not yet determined the amount of net proceeds to be used specifically for any of the foregoing purposes. Accordingly, our management will have significant discretion and flexibility in applying the net proceeds from the sale of these securities. Pending any use, as described above, we intend to invest the net proceeds in high-quality, short-term, interest-bearing securities. Our plans to use the estimated net proceeds from the sale of these securities may change, and if they do, we will update this information in a prospectus supplement.

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THE SECURITIES WE MAY OFFER

The descriptions of the securities contained in this prospectus, together with the applicable prospectus supplements, summarize the material terms and provisions of the various types of securities that we may offer. We will describe in the applicable prospectus supplement relating to any securities the particular terms of the securities offered by that prospectus supplement. If we so indicate in the applicable prospectus supplement, the terms of the securities may differ from the terms we have summarized below. We will also include in the prospectus supplement information, where applicable, about material United States federal income tax considerations relating to the securities, and the securities exchange, if any, on which the securities will be listed.

We may sell from time to time, in one or more offerings:

•	common stock;

•	preferred stock;

•	debt securities;

•	warrants to purchase common stock, preferred stock, debt securities or units; or

•	units comprised of common stock, preferred stock, warrants and debt securities in any combination.

In this prospectus, we refer to the common stock, preferred stock, debt securities, warrants and units collectively as “securities.” The total dollar amount of all securities that we may issue will not exceed $20,000,000.

If we issue debt securities at a discount from their original stated principal amount, then, for purposes of calculating the total dollar amount of all securities issued under this prospectus, we will treat the initial offering price of the debt securities as the total original principal amount of the debt securities.

This prospectus may not be used to consummate a sale of securities unless it is accompanied by a prospectus supplement.

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DESCRIPTION OF COMMON STOCK

The following summary of the terms of our common stock is subject to and qualified in its entirety by reference to our amended and restated certificate of incorporation, as amended, and by-laws, copies of which are on file with the SEC as exhibits to previous SEC filings. This summary may not contain all the information that is important to you.  Please refer to “Where You Can Find More Information” below for directions on obtaining these documents.

We have authority to issue 47,625,000 shares of stock: 47,500,000 shares of common stock par value of $0.001 per share and 125,000 shares of preferred stock par value of $0.01 per share.  As of January 18, 2013, we had 36,200,325 shares of common stock outstanding.

Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available for payment of dividends, as the board may from time to time determine. Each stockholder is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. Our certificate of incorporation does not provide for cumulative voting for the election of directors, which means that the election of directors shall be determined by a plurality of the votes cast. Shares of common stock do not have any preemptive rights and are not subject to conversion or redemption. Each outstanding share of common stock offered by this prospectus will, when issued, be fully paid and nonassessable.  Upon the liquidation, dissolution or winding-up of our company, the holders of outstanding shares of common stock will be entitled to share in all assets remaining after payment of all liabilities and the liquidation preferences of any outstanding preferred stock.

Rights Plan

In connection with the expiration of a rights agreement dated as of October 1, 2001, as amended, and the expiration of the associated rights issued thereunder as of October 1, 2011, our board of directors approved the execution of a new rights agreement effective October 3, 2011. In connection with the implementation of the new rights agreement, our board of directors declared a dividend of one preferred share purchase right for each outstanding share of common stock outstanding on October 3, 2011 to the stockholders of record on that date. Each right entitles the registered holder to purchase from us one one-thousandth of a share of Series B Junior Participating Preferred Stock, par value $0.01 per share, at a price of $20.00 per one one-thousandth of a share of such preferred stock, subject to adjustment, upon the occurrence of certain triggering events, including the purchase of 15% or more of our outstanding common stock by a third party. Until a triggering event occurs, the common stockholders have no right to purchase shares under the stockholder rights plan. If the right to purchase the preferred stock is triggered, the common stockholders will have the ability to purchase a sufficient amount of stock to significantly dilute the 15% or greater holder.

 Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A. Its telephone number is (781) 575-2000.

Listing

Our common stock is listed on The NASDAQ Capital Market under the symbol “TXCC.”

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DESCRIPTION OF PREFERRED STOCK

The following summary of the terms of our preferred stock is subject to and qualified in its entirety by reference to our certificate of incorporation, by-laws and to any applicable amendment to our certificate of incorporation designating terms of a series of preferred stock, including, without limitation, certificates of designation, copies of which are on file with the SEC as exhibits to previous SEC filings.   This summary may not contain all the information this is important to you.  Please refer to “Where You Can Find More Information” below for directions on obtaining these documents.

Our certificate of incorporation permits us to issue up to 125,000 shares of preferred stock in one or more series and with rights and preferences that may be fixed or designated by our board of directors without any further action by our stockholders. Currently, 100,000 of these shares are designated as Series B Junior Participating Preferred Stock. The designation, powers, preferences, rights and qualifications, limitations and restrictions of the preferred stock of each series will be fixed by the certificate of designation relating to such series, which will specify the terms of the preferred stock, including:

•	the designation of the series, which may be by distinguishing number, letter or title;

•	the number of shares of the series, which number the board of directors may thereafter (except where otherwise provided in the preferred stock designation) increase or decrease (but not below the number of shares thereof then outstanding);

•	whether dividends, if any, shall be cumulative or noncumulative and the dividend rate of the series;

•	the dates on which dividends, if any, shall be payable;

•	the redemption rights and price or prices, if any, for shares of the series;

•	the terms and amount of any sinking fund provided for the purchase or redemption of shares of the series;

•	the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of TranSwitch;

•	whether the shares of the series shall be convertible into shares of any other class or series, or any other security, of TranSwitch or any other corporation, and, if so, the specification of such other class or series or such other security, the conversion price or prices or rate or rates, any adjustments thereof, the date or dates as of which such shares shall be convertible and all other terms and conditions upon which such conversion may be made;

•	restrictions on the issuance of shares of the same series or of any other class or series; and

•	the voting rights, if any, of the holders of shares of the series, provided that no share of preferred stock of any series will be entitled to more than one vote per share of preferred stock.

If our board of directors elects to exercise this authority, the rights and privileges of holders of shares of our common stock could be made subject to the rights and privileges of such series of preferred stock.

Although our board of directors has no intention at the present time of doing so, it could issue a series of preferred stock that could, depending on the terms of such series, impede the completion of a merger, tender offer or other takeover attempt.

Our board of directors could authorize the issuance of shares of preferred stock with terms and conditions which could have the effect of discouraging a takeover or other transaction which holders of some, or a majority, of our common stock might believe to be in their best interests or in which holders of some, or a majority, of our common stock might receive a premium for their shares over the then market price of those shares.

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DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of common stock, preferred stock, debt securities or units. Warrants may be issued independently or together with common stock, preferred stock, debt securities or units, and the warrants may be attached to or separate from such securities. We may issue warrants directly or under a warrant agreement to be entered into between us and a warrant agent. We will name any warrant agent in the applicable prospectus supplement. Any warrant agent will act solely as our agent in connection with the warrants of a particular series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

The following is a description of the general terms and provisions of any warrants we may issue and may not contain all the information that is important to you. You can access complete information by referring to the applicable prospectus supplement. In the applicable prospectus supplement, we will describe the terms of the warrants and any applicable warrant agreement, including, where applicable, the following:

•	the offering price and aggregate number of warrants offered;
•	the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security;

•	the date on and after which the warrants and the related securities will be separately transferable;
•	in the case of warrants to purchase common stock, preferred stock, or units, the number of shares of common stock, preferred stock or units, as the case may be, purchasable upon the exercise of one warrant and the price at which these securities may be purchased upon such exercise;
•	in the case of warrants to purchase debt securities, the principal amount of debt securities purchasable upon exercise of one warrant and the price at which this principal amount of debt securities may be purchased upon exercise;
•	the effect of any merger, consolidation, sale or other disposition of our business on the warrant agreement and the warrants;
•	the terms of any rights to redeem or call the warrants;
•	any provisions for changes to or adjustments in the exercise price or number of securities issuable upon exercise of the warrants;
•	the dates on which the right to exercise the warrants will commence and expire;
•	the manner in which the warrant agreement and warrants may be modified;
•	a discussion of any material U.S. federal income tax considerations of holding or exercising the warrants;
•	the terms of the securities issuable upon exercise of the warrants; and
•	any other specific terms, preferences, rights or limitations of or restrictions on the warrants.

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DESCRIPTION OF DEBT SECURITIES

This section outlines some of the provisions of the debt securities we may issue and the indenture and supplemental indentures pursuant to which they may be issued. This description may not contain all of the information that is important to you and is qualified in its entirety by reference to the form of indenture and the applicable supplemental indenture with respect to the debt securities of any particular series. The specific terms of any series of debt securities will be described in the applicable prospectus supplement. If so described in a particular supplement, the specific terms of any series of debt securities may differ from the general description of terms presented below.

We may issue secured or unsecured debt securities. Our debt securities will be issued under an indenture to be entered into between us and a trustee to be designated by us, a form of which is filed as an exhibit to the registration statement of which this prospectus forms a part. Our debt securities may be convertible into our common stock or other of our securities.

When we offer to sell a particular series of debt securities, we will describe the specific terms of the series in a supplement to this prospectus. We will also indicate in the prospectus supplement whether the general terms and provisions described in this prospectus apply to a particular series of debt securities. To the extent the information contained in the prospectus supplement differs from this summary description, you should rely on the information in the prospectus supplement.

Unless otherwise specified in a supplement to this prospectus, the debt securities will be the direct, unsecured obligations of the issuers thereof and will rank equally with all of the issuers' other unsecured and unsubordinated indebtedness.

We have described select portions of the indenture below. This description may not contain all of the information that is important to you. The form of indenture has been included as an exhibit to the registration statement of which this prospectus is a part, and you should read the indenture for provisions that may be important to you. In the summary below, we have included references to the section numbers of the indenture so that you can easily locate these provisions.

General

The terms of each series of debt securities will be established by or pursuant to a resolution of our board of directors and set forth or determined in the manner provided in a resolution of our board of directors, in an officers' certificate or by a supplemental indenture. (Section 2.02)

We may issue an unlimited amount of debt securities under the indenture that may be in one or more series with the same or various maturities, at par, at a premium, or at a discount. When we offer a particular series of debt securities, we will identify the title of the debt securities, the trustee or trustees (to which we refer in this description collectively as the trustee), and the aggregate principal amount of the debt securities we are offering, and we will describe the following terms of the debt securities, if applicable:

•	the price or prices (expressed as a percentage of the principal amount) at which we will issue the debt securities;
•	any limit on the aggregate principal amount of the debt securities;

•	the date or dates on which we will pay the principal on the debt securities;
•	the rate or rates (which may be fixed or variable) per annum or, if applicable, the method used to determine the rate or rates (including any rate or rates determined by reference to any commodity, commodity index, stock exchange index or financial index) at which the debt securities will bear interest, the date or dates from which interest will accrue, the date or dates on which interest will commence and be payable and any regular record date for the interest payable on any interest payment date;
•	the place or places where principal of and interest on the debt securities will be payable, where the debt securities may be surrendered for registration of transfer or exchange and where notices and demands to or upon us in respect of the debt securities and the indenture may be served, and the method of such payment, if by wire transfer, mail or other means;
•	the terms and conditions on which we may redeem the debt securities;
•	any obligations we have to redeem or purchase the debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder of debt securities and the date or dates on which or period or periods within which, the price or prices at which and the other detailed terms and provisions upon which the debt securities will be redeemed or purchased pursuant to such obligations;
•	the denominations in which the debt securities will be issued, if other than denominations of $1,000 and integral multiples thereof;
•	whether the debt securities will be issued as bearer or fully registered securities and, if they are to be issued as fully registered securities, whether they will be in the form of certificated debt securities or global debt securities;

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•	the portion of principal amount of the debt securities payable upon acceleration or declaration of acceleration of the maturity date, if other than the principal amount;
•	the currency of denomination of the debt securities;
•	the designation of the currency, currencies or currency units in which payment of principal of and interest on the debt securities will be made;
•	if payments of principal of or interest on the debt securities will be made in one or more currencies or currency units other than that or those in which the debt securities are denominated, the manner in which the exchange rate with respect to these payments will be determined;
•	the terms, if any, of subordination of the debt securities;
•	any provisions relating to any security or guaranty provided for the debt securities;
•	any addition to or change in the events of default described in this prospectus or in the indenture with respect to the debt securities and any change in the acceleration provisions described in this prospectus or in the indenture with respect to the debt securities;
•	any addition to or change in the covenants described in this prospectus or in the indenture with respect to the debt securities;
•	any provisions relating to conversion of any debt securities into equity interests, including the conversion price and the conversion period, whether conversion will be mandatory, at the option of the holders of the debt securities or at our option, events requiring an adjustment of the conversion price, and provisions affecting conversion if the debt securities are redeemed;
•	any exchange features of the debt securities;
•	whether any underwriter(s) will act as market maker(s) for the debt securities;
•	the extent to which a secondary market for the debt securities is expected to develop;
•	any addition to or change in the provisions relating to satisfaction and discharge of the indenture described in this prospectus with respect to the debt securities, or in the provisions relating to legal defeasance or covenant defeasance under the indenture described in this prospectus with respect to the debt securities;
•	any addition to or change in the provisions relating to modification of the indenture both with and without the consent of holders of debt securities issued under the indenture;
•	any other terms or provisions of the debt securities, which may supplement, modify or delete any provision of the indenture as it applies to that series; and
•	any registrars, paying agents, service agents, depositaries, interest rate calculation agents, exchange rate calculation agents or other agents with respect to the debt securities. (Section 2.02)

We will provide you with information on the material United States federal income tax considerations and other special considerations applicable to any series of debt securities in the applicable prospectus supplement.

The indenture does not limit our ability to issue convertible or subordinated debt securities. Any conversion or subordination provisions of a particular series of debt securities will be set forth in the resolution of our board of directors, the officers' certificate or supplemental indenture related to that series of debt securities and will be described in the relevant prospectus supplement.

We may issue debt securities that provide for an amount less than their stated principal amount to be due and payable upon declaration of acceleration of their maturity pursuant to the terms of the indenture.

One or more series of debt securities may be sold at a discount to their stated principal amount or may bear no interest or interest at a rate which at the time of issuance is below market rates. One or more series of debt securities may be variable rate debt securities that may be exchanged for fixed rate debt securities.

Debt securities may be issued where the amount of principal and/or interest payable is determined by reference to one or more currency exchange rates, commodity prices, commodity indices, stock exchange indices, financial indices, equity indices or other factors. Holders of such securities may receive a principal amount or a payment of interest that is greater than or less than the amount of principal or interest otherwise payable on such dates, depending upon the value of the applicable currencies, commodities, commodity indices, stock exchange indices, financial indices, equity indices or other factors. Information as to the methods for determining the amount of principal or interest, if any, payable on any date, the currencies, commodities, commodity indices, stock exchange indices, financial indices, equity indices or other factors to which the amount payable on such date is linked and certain additional United States federal income tax considerations will be set forth in the applicable prospectus supplement.

If we denominate the purchase price of any of the debt securities in a foreign currency or currencies or a foreign currency unit or units, or if the principal of and interest on any series of debt securities is payable in a foreign currency or currencies or a foreign currency unit or units, we will provide you with information on the restrictions, elections, general United States federal tax considerations, specific terms and other information with respect to that issue of debt securities and such foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.

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When we determine to issue debt securities, we will instruct the trustee to authenticate for issuance such debt securities in a principal amount that we will provide in a resolution of our board of directors, in an officers' certificate or by a supplemental indenture. Our instructions may authorize the trustee to authenticate and deliver such debt securities upon our oral or electronic instructions or the oral or electronic instructions of our authorized agent or agents. (Section 2.03)

Transfer and Exchange

We expect most debt securities to be issued in denominations of $1,000 and integral multiples thereof. Each debt security will be represented by either one or more global securities deposited with and registered in the name of a depositary to be designated by us in the applicable prospectus supplement, or a nominee (we refer to any debt security represented by a global security as a “book-entry debt security”), or by a certificate issued in definitive registered or bearer form (we refer to any fully registered debt security represented by a certificate as a “registered certificated debt security”), as set forth in the applicable prospectus supplement. Except as set forth under the heading “Global Securities” below, book-entry debt securities will not be issuable in certificated form.

You may transfer or exchange registered certificated debt securities at any office we maintain for this purpose in accordance with the terms of the indenture. No service charge will be made for any transfer or exchange of registered certificated debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange. (Section 2.07)

You may effect the transfer of registered certificated debt securities, and the right to receive the principal of and interest on those registered certificated debt securities, only by surrendering the certificate representing those registered certificated debt securities and the issuance by us or the trustee of a certificate to the new holder. (Section 2.07)

Global Securities

The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary (the “depositary”) identified in the prospectus supplement. Global securities will be issued to the depositary in registered certificated form and in either temporary or definitive form. Unless and until it is exchanged in whole or in part for the individual debt securities, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor. The specific terms of the depositary arrangement with respect to any debt securities of a series and the rights of and limitations upon owners of beneficial interests in a global security will be described in the applicable prospectus supplement. (Section 2.14)

No Protection in the Event of a Change of Control or a Highly Leveraged Transaction

Unless we state otherwise in the applicable prospectus supplement, the debt securities will not contain any provisions which may afford holders of the debt securities protection in the event we have a change in control or in the event of a highly leveraged transaction (whether or not such transaction results in a change in control) that could adversely affect holders of debt securities.

Covenants

We will set forth in the applicable prospectus supplement any restrictive covenants applicable to the particular debt securities being issued.

Subordination

Debt securities of a series may be subordinated, which we refer to as subordinated debt securities, to senior indebtedness (as will be defined in the applicable prospectus supplement) to the extent set forth in the applicable prospectus supplement.

Consolidation, Merger and Sale of Assets

We may not consolidate with or merge with or into, or sell, lease, transfer, convey, or otherwise dispose of or assign all or substantially all of our properties and assets to, any entity or enter into a plan of liquidation unless:

•	we are the resulting or surviving corporation in such consolidation or merger or the successor entity in the transaction (if other than us)(or, in the case of a plan of liquidation, any entity to which our properties or assets are transferred), is a corporation organized and validly existing under the laws of any U.S. domestic jurisdiction and expressly assumes, by supplemental indenture, our obligations on the debt securities and under the indenture; and
•	immediately after giving effect to the transaction, no event of default under the indenture, and no event which, after notice or lapse of time, or both, would become an event of default under the indenture, shall have occurred and be continuing.

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Notwithstanding the above, any of our subsidiaries may consolidate with, merge into or transfer all or part of its properties and assets to us or any of our other subsidiaries. (Section 5.01).

Events of Default

An “event of default” means, with respect to any series of debt securities, any of the following:

•	default in the payment of any interest upon any debt security of that series when it becomes due and payable, and continuance of that default for a period of 30 consecutive days;
•	default in the payment of principal of any debt security of that series when and as due and payable;
•	default on any obligation to deposit any sinking fund payment when and due and payable in respect of any debt security of that series;
•	default in the performance or breach of any other covenant or warranty by us in the indenture or any debt security (other than a covenant or warranty that has been included in the indenture solely for the benefit of a series of debt securities other than that series), which default continues uncured for a period of sixty (60) days after we receive written notice from the trustee or we and the trustee receive written notice from the holders of not less than 25% in principal amount of the outstanding debt securities of that series as provided in the indenture;
•	certain events of bankruptcy, insolvency or reorganization with respect to us; and
•	any other event of default provided with respect to debt securities of that series that is described in the applicable prospectus supplement. (Section 6.01)

No event of default with respect to a particular series of debt securities (except as to certain events of bankruptcy, insolvency or reorganization) necessarily constitutes an event of default with respect to any other series of debt securities. The occurrence of certain events of default or an acceleration under the indenture may constitute a default under certain of our other indebtedness outstanding from time to time, as may be provided in the terms governing that other indebtedness.

If an event of default with respect to debt securities of any series at the time outstanding occurs and is continuing, then the trustee or the holders of not less than 25% in principal amount of the outstanding debt securities of that series may, by a notice in writing to us (and to the trustee if given by the holders), declare to be due and payable immediately the principal of (or, if the debt securities of that series are discount securities, that portion of the principal amount as may be specified in the terms of that series) and accrued and unpaid interest, if any, on all debt securities of that series. In the case of an event of default resulting from certain events of bankruptcy, insolvency or reorganization, the principal (or such specified amount) of and accrued and unpaid interest, if any, on all outstanding debt securities will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of outstanding debt securities. (Section 6.02)

At any time after a declaration of acceleration with respect to debt securities of any series has been made, but before a judgment or decree based on the acceleration has been obtained, the holders of a majority in principal amount of the outstanding debt securities of that series may rescind and annul the acceleration if all events of default, other than the non-payment of accelerated principal and interest, if any, with respect to debt securities of that series, have been cured or waived (and certain other conditions have been satisfied) as provided in the indenture. (Section 6.02) We refer you to the prospectus supplement relating to any series of debt securities that are discount securities for the particular provisions relating to acceleration of a portion of the principal amount of such discount securities upon the occurrence of an event of default.

The indenture provides that the trustee will be under no obligation to exercise any of its rights or powers under the indenture unless the trustee receives reasonable security or indemnity satisfactory to it against any cost, expense or liability. (Section 7.02(f)) Subject to certain rights of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series. (Section 6.05)

No holder of any debt security of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture or such debt securities for any remedy under the indenture, unless the trustee for such debt securities:

•	has failed to act for a period of sixty (60) days after receiving notice of a continuing event of default with respect to such debt securities from such holder and a request to act by holders of not less than 25% in principal amount of the outstanding debt securities of that series;
•	has been offered indemnity satisfactory to it in its reasonable judgment; and
•	has not received from the holders of a majority in principal amount of the outstanding debt securities of that series a direction inconsistent with that request. (Section 6.06)

Notwithstanding the foregoing, the holder of any debt security will have an absolute and unconditional right to receive payment of the principal of and any interest on that debt security on or after the due dates expressed in that debt security and to institute suit for the enforcement of payment. (Section 6.07)

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The indenture requires us, within 120 days after the end of our fiscal year, to furnish to the trustee an officers' certificate as to compliance with the indenture. (Section 4.04) The indenture provides that the trustee may withhold notice to the holders of debt securities of any series of any default (except in payment of the principal of or interest on any debt securities of that series) with respect to debt securities of that series if it in good faith determines that withholding notice is in the interest of the holders of those debt securities. (Section 7.05)

Modification and Waiver

Generally, we may amend the indenture with the consent of, and our compliance with provisions of the indenture may be waved by, the holders of a majority in principal amount of the outstanding debt securities of each series affected by the amendment or waiver. However, we may not make any or amendment without the consent of, and our compliance with provisions of the indenture requires the waiver of, each holder of the affected debt securities if that amendment or waiver would:

•	reduce the principal of or change the fixed maturity of any debt security or reduce the amount of, or postpone the date fixed for, the payment of any sinking fund or analogous obligation with respect to any series of debt securities;
•	reduce the rate of or extend the time for payment of interest (including default interest) on any debt security;
•	reduce the principal amount of discount securities payable upon acceleration of maturity;
•	waive a redemption payment, or change any of the other redemption provisions, with respect to any debt security, except as specifically set forth in the applicable resolution of our board of directors, the officers' certificate or the supplemental indenture establishing the terms and conditions of such debt securities;
•	make the principal of or interest on any debt security payable in a currency other than that stated in the debt security;
•	waive a default in the payment of the principal of or interest on any debt security (except a rescission of acceleration of the debt securities of any series by the holders of a majority in aggregate principal amount of the then outstanding debt securities of that series and a waiver of the payment default that resulted from such acceleration);
•	make any change to certain provisions of the indenture relating to, among other things, the right of holders of debt securities to receive payment of the principal of and interest on those debt securities and to institute suit for the enforcement of any such payment, and certain waivers or amendments;
•	if the debt securities of that series are entitled to the benefit of any guarantee, release any guarantor of such series other than as provided in the indenture or modify the guarantee in any manner adverse to the holders; or
•	reduce the amount of debt securities whose holders must consent to an amendment, supplement or waiver. (Section 9.02)

In addition, the indenture permits us and the trustee to make certain routine amendments to the indenture without the consent of any holder of debt securities. (Section 9.01).

Discharge

Our obligations under the indenture will be discharged as to a series of debt securities when all of the debt securities of that series have been delivered to the trustee for cancellation or, alternatively, when the following conditions are met:

•	all of the debt securities of that series that have not been delivered for cancellation have become due and payable, whether by reason of the mailing of a notice of redemption or otherwise, or will become due and payable within one year;
•	we have deposited with the trustee in trust for the benefit of the holders of such debt securities funds in an amount sufficient to pay all of our indebtedness owing on such debt securities;

•	we or any guarantor of such debt securities have paid all other amounts due and payable by us under the indenture; and
•	we have instructed the trustee to apply the deposited money toward the payment of such debt securities at maturity or on the date of redemption, as the case may be. (Section 8.01)

Legal Defeasance and Covenant Defeasance

The indenture provides that, upon the satisfaction of certain conditions specified in the indenture:

•	We may be discharged from any and all obligations in respect of the debt securities of any series (except for certain obligations to register the transfer or exchange of debt securities of such series, to replace stolen, lost or mutilated debt securities of such series, and to maintain paying agencies and certain provisions relating to the treatment of funds held by paying agents) (we refer to this below as “legal defeasance”); or
•	We may omit to comply with the covenants set forth in the indenture, as well as any additional covenants which may be set forth in the applicable prospectus supplement, and any omission to comply with those covenants will not constitute a default with respect to the debt securities of that series (we refer to this below as “covenant defeasance”). (Section 8.02)

The conditions to the legal defeasance or covenant defeasance of a series of debt securities as described above include:

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•	depositing with the trustee money and/or non-callable obligations guaranteed by the U.S. government (which we refer to below as “U.S. government obligations”) that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay and discharge each installment of principal of and interest on, and any mandatory sinking fund payments in respect of, the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities;
•	in the case of legal defeasance, delivering to the trustee an opinion of counsel confirming that we have received an Internal Revenue Service tax ruling or that there has been a change in applicable United States federal income tax law, in either case to the effect that, and based thereon, the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit and related legal defeasance and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been in the case if the deposit and related legal defeasance had not occurred;
•	in the case of covenant defeasance, delivering to the trustee an opinion of counsel to the effect that the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit and related covenant defeasance and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit and related covenant defeasance had not occurred;
•	there being no continuing default with respect to the debt securities of that series on the date of deposit of the money and/or U.S. government obligations referred to above (other than a default resulting from the borrowing of funds to be applied to that deposit);
•	the defeasance not resulting in a breach or violation of, or default under, any of our or our subsidiaries' material agreements (other than any such default resulting solely from the borrowing of funds to be applied to the deposit referred to above and the grant of any lien on that deposit in favor of the trustee and/or the holders of the debt securities of that series); and
•	delivering to the trustee a certificate stating that the deposit was not made with the intent of preferring the holders of the debt securities of that series over any other of our creditors or with the intent of defeating, hindering, delaying or defrauding any other of our creditors. (Section 8.03)

Regarding the Trustee

The indenture provides that, except during the continuance of an event of default or any event, act or condition that, after notice or the passage of time or both, would be an event of default, the trustee will perform only such duties as are specifically set forth in the indenture. During the continuance of an event of default or any event, act or condition that, after notice or the passage of time or both, would be an event of default, the trustee will exercise such rights and powers vested in it under the indenture and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of such person's own affairs. (Section 7.01)

The indenture and provisions of the Trust Indenture Act that are incorporated by reference in the indenture contain limitations on the rights of the trustee, should it become one of our creditors, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claim as security or otherwise. The trustee is permitted to engage in other transactions with us or any of our affiliates; provided, however, that if it acquires any conflicting interest (as defined in the indenture or in the Trust Indenture Act), it must eliminate such conflict or resign. (Section 7.10)

Governing Law

The indenture and the debt securities will be governed by and construed in accordance with the internal laws of the Commonwealth of Massachusetts. (Section 10.08).

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DESCRIPTION OF UNITS

The following description, together with the additional information we include in any applicable prospectus supplement, summarizes the material terms and provisions of the units that we may offer under this prospectus. Units may be offered independently or together with common stock, preferred stock, debt securities and/or warrants offered by any prospectus supplement, and may be attached to or separate from those securities.

While the terms we have summarized below will generally apply to any future units that we may offer under this prospectus, we will describe the particular terms of any series of units that we may offer in more detail in the applicable prospectus supplement. The terms of any units offered under a prospectus supplement may differ from the terms described below.

We will incorporate by reference into the registration statement of which this prospectus is a part the form of unit agreement, including a form of unit certificate, if any, that describes the terms of the series of units we are offering before the issuance of the related series of units. The following summaries of material provisions of the units and the unit agreements are subject to, and qualified in their entirety by reference to, all the provisions of the unit agreement applicable to a particular series of units. We urge you to read the applicable prospectus supplements related to the units that we sell under this prospectus, as well as the complete unit agreements that contain the terms of the units.

General

We may issue units consisting of common stock, preferred stock, debt securities, warrants, or any combination thereof. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time, or at any time before a specified date.

We will describe in the applicable prospectus supplement the terms of the series of units, including the following:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;
•	any provisions of the governing unit agreement that differ from those described below; and
•	any provisions for the issuance, payment, settlement, transfer, or exchange of the units or of the securities comprising the units.

The provisions described in this section, as well as those described under “Description of Common Stock,” “Description of Preferred Stock,” “Description of Warrants,” “Description of Debt Securities,” and “Description of Units” will apply to each unit and to any common stock, preferred stock, debt security or warrant included in each unit, respectively.

Issuance in Series

We may issue units in such amounts and in such numerous distinct series as we determine.

Enforceability of Rights by Holders of Units

Each unit agent will act solely as our agent under the applicable unit agreement and will not assume any obligation or relationship of agency or trust with any holder of any unit. A single bank or trust company may act as unit agent for more than one series of units. A unit agent will have no duty or responsibility in case of any default by us under the applicable unit agreement or unit, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a unit, without the consent of the related unit agent or the holder of any other unit, may enforce by appropriate legal action its rights as holder under any security included in the unit.

Title

We, the unit agent, and any of their agents may treat the registered holder of any unit certificate as an absolute owner of the units evidenced by that certificate for any purposes and as the person entitled to exercise the rights attaching to the units so requested, despite any notice to the contrary.

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CERTAIN ANTI-TAKEOVER PROVISIONS OF OUR

 CERTIFICATE OF INCORPORATION AND BY-LAWS AND DELAWARE LAW

The following paragraphs summarize certain provisions of the Delaware General Corporation Law and our certificate of incorporation and by-laws. The summary is subject to and qualified in its entirety by reference to the Delaware General Corporation Law and to our certificate of incorporation and by-laws, copies of which are on file with the SEC. Please refer to “Where You Can Find More Information” below for directions on obtaining these documents.

Blank Check Preferred Stock.

We have shares of preferred stock available for future issuance without stockholder approval. The existence of authorized but unissued shares of preferred stock may enable our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise. For example, if in the due exercise of its fiduciary obligations, our board of directors were to determine that a takeover proposal is not in the best interests of us or our stockholders, our board of directors could cause shares of preferred stock to be issued without stockholder approval in one or more private offerings or other transactions that might dilute the voting or other rights of the proposed acquirer or insurgent stockholder or stockholder group. In this regard, our certificate of incorporation grants our board of directors broad power to establish the rights and preferences of authorized and unissued shares of preferred stock. The issuance of shares of preferred stock could decrease the amount of earnings and assets available for distribution to holders of shares of common stock. The issuance may also adversely affect the rights and powers, including voting rights, of these holders and may have the effect of delaying, deterring or preventing a change in control of us.

Section 203 of the Delaware General Corporation Law

Section 203 of the Delaware General Corporation Law is applicable to corporate takeovers of Delaware corporations. Subject to exceptions enumerated in Section 203, Section 203 provides that a corporation shall not engage in any business combination with any “interested stockholder” for a three-year period following the date that the stockholder becomes an interested stockholder unless:

•	prior to that date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, though some shares may be excluded from the calculation; and

•	on or subsequent to that date, the business combination is approved by the board of directors of the corporation and by the affirmative votes of holders of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Except as specified in Section 203, an interested stockholder is generally defined to include any person who, together with any affiliates or associates of that person, beneficially owns, directly or indirectly, 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation, any time within three years immediately prior to the relevant date. Under some circumstances, Section 203 makes it more difficult for an interested stockholder to effect various business combinations with a corporation for a three-year period. Our certificate of incorporation and by-laws do not exclude TranSwitch from the restrictions imposed under Section 203. We expect that the provisions of Section 203 may encourage companies interested in acquiring us to negotiate in advance with our board of directors. These provisions may have the effect of deterring hostile takeovers or delaying changes in control of TranSwitch, which could depress the market price of our stock and which could deprive stockholders of opportunities to realize a premium on shares of our stock held by them.

Certain Provisions in our Certificate of Incorporation and By-laws

The following is a summary of certain provisions of  our certificate of incorporation and our by-laws. This summary does not purport to be complete and is qualified in its entirety by reference to the corporate law of Delaware and our certificate of incorporation and by-laws.

Our certificate of incorporation and by-laws contain various provisions intended to promote the stability of our stockholder base and render more difficult certain unsolicited or hostile attempts to take us over that could disrupt TranSwitch, divert the attention of our directors, officers and employees and adversely affect the independence and integrity of our business.

Pursuant to our certificate of incorporation, the number of directors is fixed by our board of directors. Pursuant to our by-laws, directors elected by stockholders at an annual meeting of stockholders will be elected by a plurality of all votes cast.

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Our by-laws provide that a special meeting of stockholders may be called only by the Chairman of the board of directors, a majority of the board of directors or the President of TranSwitch. Stockholders are not permitted to call, or to require that the board of directors call, a special meeting of stockholders. Moreover, the business permitted to be conducted at any special meeting of stockholders is limited to the business brought before the meeting pursuant to the notice of the meeting given by us. In addition, our certificate of incorporation provides that any action taken by our stockholders must be effected at an annual or special meeting of stockholders and may not be taken by written consent instead of a meeting. Our by-laws establish an advance notice procedure for stockholders to nominate candidates for election as directors or to bring other business before meetings of our stockholders.

Our certificate of incorporation requires the affirmative vote of the holders of at least 75% of the shares of all classes of stock entitled to vote for the election of directors, voting together as a single class, to amend or repeal any provision of our by-laws, amend or repeal the provision of our certificate of incorporation relating to amendments to our by-laws or adopt any provision inconsistent with such provisions.

Our certificate of incorporation requires the affirmative vote of the holders of at least 75% of the shares of all classes of stock entitled to vote for the election of directors, voting together as a single class, to amend or repeal the provisions of our certificate of incorporation relating to the election of directors or adopt any provision inconsistent with such provisions.

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PLAN OF DISTRIBUTION

We may sell the securities being offered hereby in one or more of the following ways from time to time:

•	through agents to the public or to investors;
•	to one or more underwriters or dealers for resale to the public or to investors;
•	in “at the market offerings,” within the meaning of Rule 415(a)(4) of the Securities Act of 1933, as amended, to or through a market maker or into an existing trading market, or an exchange or otherwise;
•	directly to investors in privately negotiated transactions; or

•	through a combination of these methods of sale.

The securities that we distribute by any of these methods may be sold, in one or more transactions, at:

•	a fixed price or prices, which may be changed;
•	market prices prevailing at the time of sale;
•	prices related to prevailing market prices; or
•	negotiated prices.

We will set forth in a prospectus supplement the terms of the offering of our securities, including:

•	the name or names of any agents or underwriters;
•	the purchase price of our securities being offered and the proceeds we will receive from the sale;
•	any over-allotment options under which underwriters may purchase additional securities from us;
•	any agency fees or underwriting discounts and commissions and other items constituting agents' or underwriters' compensation;
•	the public offering price;
•	any discounts or concessions allowed or reallowed or paid to dealers; and
•	any securities exchanges on which such common stock may be listed.

Underwriters

Underwriters, dealers and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act and any discounts or commissions they receive from us and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act. We will identify in the applicable prospectus supplement any underwriters, dealers or agents and will describe their compensation. We may have agreements with the underwriters, dealers and agents to indemnify them against specified civil liabilities, including liabilities under the Securities Act. Underwriters, dealers and agents may engage in transactions with or perform services for us or our subsidiaries in the ordinary course of their businesses.

If we use underwriters for a sale of securities, the underwriters will acquire the securities for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. The underwriters will be obligated to purchase all the securities offered if they purchase any of the securities offered. We may change from time to time any initial public offering price and any discounts or concessions the underwriters allow or reallow or pay to dealers. We may use underwriters with whom we have a material relationship. We will describe in the prospectus supplement naming the underwriters the nature of any such relationship.

If indicated in the applicable prospectus supplement, we will authorize underwriters or other persons acting as our agents to solicit offers by particular institutions to purchase securities from us at the public offering price set forth in such prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in such prospectus supplement. Each delayed delivery contract will be for an amount no less than, and the aggregate principal amounts of securities sold under delayed delivery contracts shall be not less nor more than, the respective amounts stated in the applicable prospectus supplement. Institutions with which such contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but will in all cases be subject to our approval. The obligations of any purchaser under any such contract will be subject to the conditions that (a) the purchase of the securities shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which the purchaser is subject, and (b) if the securities are being sold to underwriters, we shall have sold to the underwriters the total principal amount of the securities less the principal amount thereof covered by the contracts. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts.

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Agents

We may designate agents who agree to use their reasonable efforts to solicit purchases for the period of their appointment or to sell securities on a continuing basis.

Direct Sales

We may also sell securities directly to one or more purchasers without using underwriters or agents.

Trading Markets and Listing of Securities

Unless otherwise specified in the applicable prospectus supplement, each class or series of securities will be a new issue with no established trading market, other than our common stock, which is traded on The NASDAQ Capital Market. We may elect to list any other class or series of securities on any exchange, but we are not obligated to do so. It is possible that one or more underwriters may make a market in a class or series of securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for any of the securities. The anticipated date of delivery of the securities offered hereby will be set forth in the applicable prospectus supplement relating to each offering.

Stabilization Activities

In connection with an offering, an underwriter may purchase and sell securities in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of securities than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters' option to purchase additional securities from us, if any, in the offering. If the underwriters have an over-allotment option to purchase additional securities from us, the underwriters may close out any covered short position by either exercising their over-allotment option or purchasing securities in the open market. In determining the source of securities to close out the covered short position, the underwriters may consider, among other things, the price of securities available for purchase in the open market as compared to the price at which they may purchase securities through the over-allotment option. “Naked” short sales are any sales in excess of such option or where the underwriters do not have an over-allotment option. The underwriters must close out any naked short position by purchasing securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in the offering.

Accordingly, to cover these short sales positions or to otherwise stabilize or maintain the price of the securities, the underwriters may bid for or purchase securities in the open market and may impose penalty bids. If penalty bids are imposed, selling concessions allowed to syndicate members or other broker-dealers participating in the offering are reclaimed if securities previously distributed in the offering are repurchased, whether in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. The impositions of a penalty bid may also affect the price of the securities to the extent that it discourages resale of the securities. The magnitude or effect of any stabilization or other transactions is uncertain. These transactions may be effected on The NASDAQ Capital Market or otherwise and, if commenced, may be discontinued at any time.

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EXPERTS

The consolidated financial statements of TranSwitch Corporation and subsidiaries as of December 31, 2011 and 2010, and for the years in the two-year period ended December 31, 2011, the related financial statement schedule, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2011, have been incorporated herein by reference in reliance on the report of Marcum LLP, our independent registered public accounting firm for that period, also incorporated by reference herein and given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of TranSwitch Corporation and subsidiaries for the year ended December 31, 2009 incorporated herein by reference have been audited by UHY LLP, an independent registered public accounting firm, as set forth in their report thereon, and are incorporated in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

LEGAL MATTERS

Certain legal matters, including the legality of the securities offered, will be passed upon for us by Pierce Atwood LLP, Boston, Massachusetts. If the securities are distributed in an underwritten offering, certain legal matters will be passed upon for the underwriters by counsel identified in the applicable prospectus supplement.

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WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other documents with the SEC. You may read and copy any document we file at the SEC's public reference room at 100 F Street, N.E., Room 1580, Washington, DC 20549. You should call 1-800-SEC-0330 for more information on the operation of the public reference room. Our SEC filings are also available to you on the SEC's Internet site at http://www.sec.gov . The SEC's Internet site contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

This prospectus is part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus regarding us and our common stock, including certain exhibits and schedules. You can obtain a copy of the registration statement from the SEC at the address listed above or from the SEC's Internet site.

Our Internet address is www.transwitch.com. The information on our Internet website is not incorporated by reference in this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate” into this prospectus information that we file with the SEC in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. Any information that we incorporate by reference is considered part of this prospectus. The documents and reports that we list below are incorporated by reference into this prospectus. In addition, all documents and reports which we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus are incorporated by reference in this prospectus as of the respective filing dates of these documents and reports. Statements contained in documents that we file with the SEC and that are incorporated by reference in this prospectus will automatically update and supersede information contained in this prospectus, including information in previously filed documents or reports that have been incorporated by reference in this prospectus, to the extent the new information differs from or is inconsistent with the old information.

We have filed the following documents with the SEC. These documents are incorporated herein by reference as of their respective dates of filing:

(1)	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, as filed with the SEC on March 12, 2012;
(2)	Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2012, as filed with the SEC on May 10, 2012;
(3)	Our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2012, and an amendment thereto on Form 10-Q/A as filed with the SEC on August 9, 2012 and September 7, 2012, respectively;
(4)	Our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2012, and an amendment thereto on Form 10-Q/A as filed with the SEC on November 9, 2012 and November 20, 2012, respectively;
(5)	Our Current Reports on Form 8-K, as filed with the SEC on January 6, 2012, February 10, 2012, May 8, 2012, May 15, 2012, May 22, 2012, July 2, 2012, July 17, 2012, October 25, 2012 and December 6, 2012;
(6)	The portions of our proxy statement on Schedule 14A filed with the SEC on April 9, 2012 (File no. 000-25996) that are incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2011, filed with the SEC on March 12, 2012;
(7)	Future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of the initial filing of the registration statement of which this prospectus forms a part but prior to the termination of the offering of the securities;
(8)	The description of our Capital Stock contained in our registration statement on Form 8-A, dated April 28, 1995; and
(9)	The description of our Securities to be Registered in our registration statement on Form 8-A12G dated October 3, 2011.

You may request a copy of these documents, which will be provided to you at no cost, by contacting:

TranSwitch Corporation

Three Enterprise Drive

Shelton, Connecticut 06484

 Attn: Investor Relations Department

 (203) 929-8810

You should rely only on the information contained in this prospectus, including information incorporated by reference as described above, or any prospectus supplement that we have specifically referred you to. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents or that any document incorporated by reference is accurate as of any date other than its filing date. You should not consider this prospectus to be an offer or solicitation relating to the securities in any jurisdiction in which such an offer or solicitation relating to the securities is not authorized. Furthermore, you should not consider this prospectus to be an offer or solicitation relating to the securities if the person making the offer or solicitation is not qualified to do so, or if it is unlawful for you to receive such an offer or solicitation.

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Common Stock

Prospectus Supplement

January 29, 2013